                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         Agreement and Plan of Merger and Reorganization, dated as of January 17, 1996 (this "Agreement"), by and among National Media Corporation, a Delaware corporation ("Parent"), PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Positive Response Television, Inc., a California corporation (the "Company").

                                   Witnesseth:

         Whereas, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for the Company to be acquired by Parent pursuant to the merger (the "Merger") of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein;

         Whereas, in furtherance thereof, the Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), and upon the terms and subject to the conditions set forth herein;

         Whereas, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, without par value (the "Company Common Stock"), shall be converted into the right to receive (subject to the provisions of Section 6.04 hereof) the Merger Consideration (as defined in Section 1.07(b) hereof), upon the terms and subject to the conditions set forth herein;

         Whereas, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code; and

         Whereas, as an inducement to the Parent's willingness to enter into this Agreement, each of the directors and executive officers of the Company have entered into a letter agreement with Parent in substantially the form attached hereto as Exhibit A;

         Now, therefore, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   The Merger

         Section 1.01.  The Merger.

         A. Effective Time. At the Effective Time (as defined in Section 1.02), and subject to and upon the terms and conditions of this Agreement, California Law and Delaware Law, respectively, the Company shall be merged with and into the Merger Sub, the separate corporate existence of the Company shall cease, and the Merger Sub shall continue as the surviving corporation. The Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         B. Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section
7.01 hereof, subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, 1401 Walnut Street, Philadelphia, Pennsylvania 19102, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 1.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger"), together with any required certificates, with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, in such forms as are required by, and executed in accordance with, the relevant provisions of California Law and Delaware Law, respectively (the time of the latter of such filings being the "Effective Time").

         Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of California Law and Delaware Law, respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.04.  Certificate of Incorporation; By-Laws.

         (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to read as follows: "FIRST" The name of the corporation is Positive Response Television, Inc."

         (b) By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

         Section 1.05. Directors and Officers. The directors and officers of Merger Sub immediately following the Effective Time shall be as indicated on Exhibit B attached hereto, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         Section 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

         (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be cancelled pursuant to Section 1.06(b) and any Dissenting Shares (as defined in Section 1.09)) shall be converted, subject to Section 1.06(f), into the right to receive (subject to the provisions of Section 6.04 hereof) .5239 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock of Parent, $.01 par value per share (the "Parent Common Shares").

         (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

         (c) Stock Options and Stock Purchase Rights. All Stock Options (as defined in Section 5.05 hereof) then outstanding under the Company's 1994 Stock Option Plan (the "Company Option Plan") shall be assumed by Parent in accordance with Section 5.05 hereof. All Stock Purchase Rights (as defined in Section 5.06 hereof) then outstanding shall be converted into the right to purchase Parent Common Shares in accordance with Section 5.06 hereof.

         (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock splits, reverse splits, stock dividends (including any dividends or distributions of securities convertible into Parent Common Shares or Company Common Stock), reorganizations, recapitalizations or other like changes with respect to Parent Common Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

         (f) Fractional Shares. No fraction of a share of Parent Common Shares will be issued, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Shares (after aggregating all fractional shares of Parent Common Shares to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of the Parent Common Shares on the New York Stock Exchange ("NYSE") for the twenty (20) trading days prior to the consummation of the Merger.

         Section 1.07. Exchange of Certificates.

         (a) Exchange Agent. Subject to the provisions of Section 6.04 hereof, Parent shall supply, or shall cause to be supplied, to or for the account of an exchange agent designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock (other than Dissenting Shares), for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates evidencing the Parent Common Shares issuable pursuant to Section
1.06 in exchange for outstanding Shares.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (other than Dissenting Shares) (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon prior delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Shares and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to the provisions of Section 6.04 hereof, (A) certificates evidencing that number of whole Parent Common Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c) and

(C) cash in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 1.06(f) (the Parent Common Shares, dividends, distributions and cash described in this clause (C) being, collectively, the "Merger Consideration"), and the Certificate(s) so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Shares and cash may be issued and paid in accordance with this
Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of the Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Shares into which such shares of the Company Common Stock have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.06(f) hereof.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Shares.

         (d) Transfers of Ownership. If any certificate for shares of Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Withholding Rights. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

         Section 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

         Section 1.09. Dissenting Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, any holder of Shares falling within the definition of "dissenting shares", as such term is defined under Section 1300(b) of California Law (any such Shares being hereinafter referred to as "Dissenting Shares"), and who, as of the Effective Time, has not effectively withdrawn or lost dissenters' rights with respect to such Dissenting Shares pursuant to an event described in Section 1308 of California Law, shall be entitled to such rights with respect to such Dissenting Shares as are granted by California Law.

         (b) Notwithstanding the provisions of subsection (a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares.

         (c) The Company shall give Parent (i) prompt notice of any written demands received by the Company to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of California Law, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

         (d) To the extent required by applicable California Law, the Company shall establish an escrow account and adopt procedures in connection therewith to carry out the foregoing.

         Section 1.10. No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

         Section 1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Common Shares as may be required pursuant to Section 1.06; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         Section 1.12. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         Section 1.13. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company in good faith will take all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         Section 1.14. Material Adverse Effect; Ordinary Course of Business. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect", or any derivation thereof, means any change or effect that, individually or when taken together with all other such related changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole.

         When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "ordinary course of business", or any derivation thereof, means the normal conduct of business consistent with past practice, except that no action which is contrary to law, order, rule or regulation, or otherwise contrary to commercial reasonableness, shall be considered to be in the ordinary course of business.

                                   ARTICLE II

                  Representations and Warranties of the Company

         The Company hereby represents and warrants to Parent and Merger Sub that:

         Section 2.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (collectively "Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.01 of that certain written disclosure schedule, dated of even date herewith, delivered by the Company to Parent (the "Company Disclosure Schedule"), except as is noted therein. Except as set forth in Section 2.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture or other business association or entity which is material to the Company's financial condition or results of operations.

         Section 2.02. Articles of Incorporation and By-Laws. The Company has heretofore delivered to Parent complete and correct copies of its Articles of Incorporation and By-Laws, as amended to date, and, except as is set forth in
Section 2.02 of the Company Disclosure Schedule, equivalent organizational documents of each of its subsidiaries. Such Articles of Incorporation, By-Laws and equivalent organizational documents of it and each of its subsidiaries are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

         Section 2.03. Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of the Company's preferred stock, without par value (the "Company Preferred Stock"), none of which have been designated. As of the date hereof,
(i) 3,549,986 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 398,490 shares of Company Common Stock are reserved for future issuance pursuant to the exercise of Stock Options previously granted under the Company Option Plan, (iii) 106,666 shares of Company Common Stock are reserved for future issuance pursuant to the exercise or conversion, as applicable, of Stock Purchase Rights, and (iv) no shares of Company Preferred Stock are issued and outstanding. No material change in such capitalization has occurred between September 30, 1995 and the date hereof. Except as set forth in this Section 2.03 or in Section 2.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company capital stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries or joint ventures or similar arrangements entered into in the ordinary course of business or which would not, in the aggregate, have a Material Adverse Effect. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever.

         Section 2.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (subject to the satisfaction of the conditions to consummation set forth herein) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote in accordance with California Law and the Company's Articles of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to stockholder approval, as aforesaid), except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

         Section 2.05. No Conflict; Required Filings and Consents.

         (a) Section 2.05(a) of the Company Disclosure Schedule includes a list of (i) all contracts, including distribution agreements, of the Company and its subsidiaries calling for aggregate payments, either to or from the Company and its subsidiaries, of $50,000 or more and (ii) all agreements which, as of the date hereof, have been (or which are, in connection with the Company's next filing pursuant to the Securities Exchange Act of 1934, required to be) filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (collectively, the "Exchange Act") as "material contracts" ((i) and (ii) being, collectively, the "Material Contracts") of the Company and its subsidiaries. The Company has delivered to Parent true and correct copies of all Material Contracts.

         (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, other than when such occurrence would not have a Material Adverse Effect.

         (c) Except as set forth in Section 2.05(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities laws ("Blue Sky Laws") and the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by California Law and Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

         Section 2.06. Compliance; Permits.

         (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, writ, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected or (ii) except as set forth in Section 2.06(a) of the Company Disclosure Schedule, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

         (b) The Company and its subsidiaries hold all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

         Section 2.07. SEC Filings; Financial Statements.

         (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has delivered to Parent (i) its Annual Report on Form 10-KSB for the year ended December 31, 1994, (ii) its Quarterly Reports on Form 10-QSB for the periods ended March 31, 1995, June 30, 1995 and September 30,

1995, respectively, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since May 11, 1994,
(iv) all other reports or registration statements filed by the Company with the SEC (other than Reports on Forms 3, 4 and 5 and Schedules 13D and/or 13G filed with the SEC and copied to the Company) since December 31, 1993, and (v) all amendments and supplements to all such reports and registration statements filed with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports
(i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not aware of any material discrepancies in the Company's SEC Reports which have not been corrected. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and each fairly present the consolidated financial position of the Company and its subsidiaries at and as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         (c) The Company has heretofore delivered to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

         Section 2.08. Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule and the Company SEC Reports, since September 30, 1995, the Company has conducted its business in the ordinary course and there have not occurred: (i) any amendments or changes in the Articles of Incorporation or Bylaws of the Company; (ii) any material damage to, destruction or loss of any assets of the Company (whether or not covered by insurance); (iii) any material change by the Company in its accounting methods, principles or practices (except as required by GAAP); (iv) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory, or writing off notes or accounts receivable, other than in the ordinary course of business; (vi) any redemption or other acquisition of Company Common Stock by the Company or any of the subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's Employee Plans (as defined in Section 2.11 hereof); (vii) any transfer of, or rights granted under, any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business and consistent with past practice; or (viii) any mortgage, pledge, security interest or imposition of lien or other encumbrance on any asset of the Company or any of the subsidiaries, except those that are immaterial and incurred in the ordinary course of business.

         Section 2.09. No Undisclosed Liabilities or Commitments. Except as is disclosed in Section 2.09 of the Company Disclosure Schedule or incurred in connection with the Company's obligations under this Agreement, neither the Company nor any of its subsidiaries has any liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1994 included in the Company SEC Reports (the "1994 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1994 Balance Sheet, or (c) incurred since December 31, 1994 in the ordinary course of business which would not have a Material Adverse Effect and, to the extent applicable, disclosed in the unaudited balance sheets included in the Company SEC Reports for such period or not required under GAAP to be so reflected.

         Section 2.10. Royalties and Production Schedules. Section 2.10 of the Company Disclosure Schedule sets forth each product for which either the Company or any of its subsidiaries has produced or has agreed to produce an infomercial or other program and for which either the Company or any of its subsidiaries expects to receive royalties or other revenues. True and correct copies of each contract or other agreement (and each amendment thereto) pursuant to which such royalties or other revenues are to be derived has been provided to Parent and each of such contracts and agreements is in full force and effect. The Company and each of its subsidiaries have provided Parent the production schedule and budget for each infomercial or other program currently being produced by the Company or any of its subsidiaries or which any of them has agreed to produce. The budgets and production schedules previously delivered represent the Company's good faith estimate of the aggregate costs associated with each such infomercial as presently contemplated.

         Section 2.11. Absence of Litigation. Except as set forth in Section
2.11 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Material Adverse Effect.

         Section 2.12. Employee Benefit Plans; Employment Agreements.

         (a) Section 2.12(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, to which the Company, an ERISA Affiliate, or any Subsidiary is a party, with respect to which the Company, an ERISA Affiliate, or any Subsidiary has or could have any obligation, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability if such plan has been or were terminated (together, the "Employee Plans"), and a true and correct copy of each such written Employee Plan has been delivered to Parent.

         (b) Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans except as to which such non-compliance, non-performance or default would not result in a Material Adverse Effect; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan, pursuant to the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 and 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

         (c) Each Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority, has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

         (d) All contributions (including premiums) required by law or contract to have been made or approved by the Company under or with respect to Employee Plans have been paid or accrued by the Company. Except as disclosed in Section 2.12(d) of the Company Disclosure Schedule, without limiting the foregoing, there are no material unfunded liabilities under any Employee Plan.

         (e) There are no pending or, to the knowledge of the Company, threatened investigations, litigation or other enforcement actions against the Company with respect to any of the Employee Plans.

         (f) There are no actions, suits or claims pending or, to the best knowledge of the Company, threatened by former or present employees of the Company (or their beneficiaries) with respect to Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

         (g) No condition or event has occurred with respect to the Employee Plans which has or could reasonably be expected to result in a material liability to the Company.

         (h) Section 2.12(h) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the date of grant of such option, the extent to which such option is vested, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), whether such option was issued pursuant to the Company Option Plan, and the expiration date of such option. Section 2.12(h) of the Company Disclosure Schedule also sets forth the total number of such ISOs and such nonqualified options.

         (i) The Company has delivered to Parent (i) true and correct copies of all employment agreements with officers of the Company; (ii) true and correct copies of all agreements with consultants or independent contractors obligating the Company to make annual cash payments in an amount exceeding $25,000; (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company, (iv) true and correct copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions; and (v) the form of standard employment agreement, if any, of the Company for its non-executive employees.

         Section 2.13. Labor Matters. There are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or may have a Material Adverse Effect; neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

         Section 2.14. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in the Merger (the "Registration Statement") or (ii) the proxy statement relating to the meeting of the Company's shareholders (the "Company Shareholders' Meeting") to be held in connection with the Merger (the "Proxy Statement" and, together with the Prospectus contained in the Registration Statement, the "Proxy Statement/Prospectus") will, (A) in the case of the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub.

         Section 2.15. Restrictions on Business Activities. Except for this Agreement or as disclosed in Section 2.15 of the Company Disclosure Schedule, there is no existing material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, the acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company.

         Section 2.16. Title to Property. The Company owns no real property.
Section 2.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company or any of its subsidiaries requiring annual lease payments of more than $25,000, and the aggregate monthly rental or other fee payable under such lease. Except as set forth in Section 2.16 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good, marketable and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect; and, to the Company's knowledge, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the Company's knowledge, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect. All the facilities of the Company and its subsidiaries are in good operating condition and repair, except where the failure of such plants, structures and equipment to be in such good operating condition and repair would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 2.17. Taxes.

         (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to ) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to taxes imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

         (b) Other than as disclosed on Section 2.17(b) of the Company Disclosure Schedule, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member, have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them, and have paid and discharged all Taxes shown therein to be due and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements to the extent currently required in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not have a Material Adverse Effect. Except as disclosed in Section 2.17(b) of the Company Disclosure Schedule, neither the IRS nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements which are in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not have a Material Adverse Effect. Except as disclosed in Section 2.17(b) of the Company Disclosure Schedule, no Tax Return of either the Company or any of its subsidiaries is currently being audited by any taxing authority except as would not have a Material Adverse Effect. No material Tax claim has become a lien on any assets of the Company or any subsidiary thereof and neither the Company nor any of its subsidiaries has, except as would not have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither the Company nor any of its subsidiaries is required to include in income (i) any material items in respect of any change in accounting principles or any deferred intercompany transactions, or (ii) any installment sale gain where, in each case, the inclusion in income would result in a Tax liability materially in excess of the reserves therefor.

         (c) The Company on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed on Section 2.17(c) of the Company Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code; (ii) neither the Company nor any of its subsidiaries has been subject to any accumulated earning tax or personal holding company tax; neither the Company nor any of its subsidiaries owns stock in a passive foreign investment company within the meaning of Section 1296 of the Code; (iii) neither the Company nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludeability from gross income of the holder for United States federal or state income tax purposes could be affected by the transactions contemplated hereunder; (iv) neither the Company nor any of its subsidiaries has entered into any deferred intercompany transaction within the meaning of Section 1.1502-13(a)(2) of the United States Treasury Regulations as to which material items of deferred gain or loss have not been restored, and (v) no material excess loss account within the meaning of
Section 1.1502-19 of the United States Treasury Regulations exists with respect to the stock of any of the Company's subsidiaries.

         (d) No power of attorney, which is currently in force, has been granted by the Company or any of its subsidiaries with respect to any matter relating to Taxes.

         (e) Except as set forth in Section 2.17(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

         (f) The Company and each of its subsidiaries have withheld from each payment made (or other form of compensation given) to any of their respective past or present employees, officers or directors the amount of all Taxes and other deductions required to be withheld therefrom and paid the same to the proper tax or other receiving officers within the time required by law.

         (g) Except as set forth in Section 2.17(g) of the Company Disclosure Schedule, the Company has remitted to the appropriate Tax authority when required by law to do so all amounts collected by it on account of all retail sales Tax.

         (h) Except as disclosed in Section 2.17(h) of the Company Disclosure Schedule, there has been no material debt to a third party of the Company or any of its subsidiaries which has been forgiven and which has given rise to (or is expected to give rise to) "cancellation of indebtedness income" under the provisions of the Code.

         (i) Section 2.17(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all unpaid Taxes (other than Taxes which, in the aggregate, are immaterial in amount) relating to all periods up to and including the date hereof, whether or not yet due and owing, of the Company and its subsidiaries existing as of the date hereof, which list is itemized by category and type of Tax.

         Section 2.18. Environmental Matters. (a) Except in all cases, in the aggregate, as have not had and could not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required under federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface, water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder;
(iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its subsidiary's (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder; and (v) have complied with all applicable occupational safety and health requirements of federal, state or local laws, rules or regulations relating to the use or storage of any hazardous, toxic or carcinogenic substances.

         (b) Set forth on Section 2.18 of the Company Disclosure Schedule are all known or suspected environmental conditions or problems at each site of operation of the Company and its subsidiaries, including but not limited to the presence of asbestos (friable or encapsulated), transformers containing PCBs, radon and any aboveground or underground storage tanks.

         (c) None of the sites of operation of the Company and its subsidiaries is a Superfund site under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. ss. 9601 et seq. or has been proposed for listing on the National Priorities List under that Act. Any deed restriction or public notice required by any federal, state or local law, rule or regulation because any site of operation of the Company or any of its subsidiaries is contaminated has been complied with, and each such deed restriction or public notice has been disclosed on Schedule 2.18 of the Company Disclosure Schedule.

         Section 2.19. Brokers. Other than as set forth below, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent complete and correct copies of all agreements between the Company and Cruttenden & Company pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

         Section 2.20. Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material act or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

         Section 2.21. Intellectual Property.

         (a) Except as set forth in Section 2.21(a) of the Company Disclosure Schedule, the Company owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company as currently conducted or planned to be conducted in any material respect. Section 2.21(a) of the Company Disclosure Schedule lists all current and past (lapsed, expired, abandoned or cancelled) patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade names and any applications therefor owned by the Company (the "Company Intellectual Property Rights"), and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 2.21(a) of the Company Disclosure Schedule includes and specifically identifies all third-party patents, trademarks, service marks, tradenames or copyrights (the "Third Party Intellectual Property Rights"), to the knowledge of the Company, which are incorporated in, are, or form a part of any Company product now being marketed, presently contemplated to be marketed or marketed since May 11, 1994.
Section 2.21(a) of the Company Disclosure Schedule lists (i) any requests the Company has received to make any registration of the type referred to in the penultimate sentence prior hereto, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right, or any trade secret material to the Company; (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and (iv) all agreements between the Company and any third party pursuant to which either party is subject to a non-disclosure agreement.

         (b) Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Section 2.21(a) of the Company Disclosure Schedule. No claims with respect to the Company Intellectual Property Rights, any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company, are currently pending or, to the knowledge of the Company, are threatened by any person, nor does the Company know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company
(iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or
(iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property Rights. To the Company's knowledge, after reasonable investigation, all patents, registered trademarks, trade names and copyrights held by the Company are valid and subsisting. Except as set forth in
Section 2.21(b) of the Company Disclosure Schedule, to the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries. Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, trade names or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that the Company may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, trade names or copyright of another.

         (c) Neither the Company nor any subsidiary of the Company is aware that any of its employees is obligated under any contract or contracts (including licenses, agreements, covenants and other commitments of any nature), or is subject to any order, writ, judgment, injunction, decree, determination or award of any court, administrative agency or other tribunal, that restricts the employee's activities on behalf of the Company or such subsidiary as presently conducted or interfere with the use of such employee's best efforts to promote the interests of the Company or such subsidiary.

         Section 2.22. Interested Party Transactions. Except as set forth in
Section 2.22 of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 1993, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         Section 2.23. Insurance. Section 2.23 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries. There is no claim by the Company or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as set forth in Section 2.23 of the Company Disclosure Schedule, all premiums payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in full compliance with the terms of such policies and bonds for other policies and bonds providing substantially similar insurance coverage). Except as set forth in Section 2.23 of the Company Disclosure Schedule, such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting business similar to those of the Company and its subsidiaries. The Company does not know of any threatened termination of, or material premium increase with respect to, any such policies.

         Section 2.24. Company Option Plan. Except as set forth in Section 2.24 of the Company Disclosure Schedule, the Board of Directors of the Company, or the authorized committee thereof, has taken all necessary action (or refrained from taking action, where appropriate) under the Company Option Plan so that no Stock Options (or any portion thereof) will be accelerated or entitled to receive cash or other property as a result of the consummation of the transactions contemplated hereby, but instead shall be assumed as provided in
Section 1.06(c) hereof.

         Section 2.25. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

         Section 2.26. Opinion of Financial Advisor. The Company has been advised by its financial advisor, Cruttenden Roth, Incorporated, that in its opinion, as of the date hereof, the terms of the Merger are fair to the shareholders of the Company from a financial point of view, and has delivered a written copy of such opinion to Parent.

         Section 2.27. Antitakeover Provisions Inapplicable. There are no provisions of California Law or, to the best of the Company's knowledge, the laws of any other jurisdiction which are in the nature of anti-takeover measures which apply to this Agreement, the Merger, the letter agreements executed by certain of the directors and executive officers of the Company in the form attached hereto as Exhibit A or the transactions contemplated hereby or thereby.

                                   ARTICLE III

         Representation and Warranties of Parent and Merger Sub

         Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

         Section 3.01. Organization and Qualification. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

         Section 3.02. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (subject to the satisfaction of the conditions to consummation set forth herein) have been duly and validly authorized by all necessary corporate action on the party of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

         Section 3.03. No Conflict; Required Filings and Consents.

         (a) Except as set forth in Section 3.03 of that certain written disclosure schedule, dated of even date herewith, delivered by Parent and Merger Sub to the Company (the "Parent Disclosure Schedule"), the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect.

         (b) Except as set forth in Section 3.03 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws and the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by California Law and Delaware Law, (ii) that Parent is required to provide notice of the Merger to the Federal Trade Commission (the "FTC") pursuant to the terms of those certain consent orders between Parent and the FTC, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay Parent or Merger Sub from performing their respective obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

         Section 3.04. Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company complete and correct copies of its and Merger Sub's Certificates of Incorporation and By-Laws, as amended to date. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         Section 3.05. Capitalization. As of December 31, 1995, the authorized capital stock of Parent consisted of (i) 50,000,000 shares of Parent Common Shares of which: 16,552,429 shares were issued and outstanding, 686,710 shares were held in treasury, 1,977,333 shares were reserved for issuance pursuant to outstanding options under Parent's stock option plans (including shares issuable pursuant to options granted contingent on shareholder approval), 6,713,537 shares were reserved for future issuance pursuant to the exercise or conversion, as applicable, of other outstanding options, warrants and other similar rights to acquire Parent Common Shares, and 1,706,250 shares were reserved for future issuance with respect to the conversion of Parent's outstanding Series B Convertible Preferred Stock; and (ii) 10,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"), 170,625 shares of Series B Convertible Preferred Stock of which were issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and are validly existing, fully paid and nonassessable. Parent owns all of the capital stock of Merger Sub.

         Section 3.06. Compliance; Permits.

         (a) Except as set forth in Section 3.06(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, in default with respect to or in violation of (i) any law, rule, regulation, order, judgment or decree application to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

         (b) Parent and its subsidiaries hold all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not have a Material Adverse Effect.

         Section 3.07. SEC Filings; Financial Statements.

         (a) Parent has filed all forms, reports and documents required to be filed with the SEC, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1995 and 1994, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1995 and September 30, 1995, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since March 31, 1995, (iii) all other reports or registration statements (other than Reports on Forms 3, 4 and 5 and Schedules 13D and/or 13G filed with the SEC and copied to Parent) filed by Parent with the SEC since March 31, 1995 and (iv) all amendments and supplements to all such reports and registration statements filed with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries at and as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         (c) There are no amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

         Section 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Parent Disclosure Schedule, since September 30, 1995, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent; (iii) any damages to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) except as disclosed in Section
3.08 of the Parent Disclosure Schedule, any other action or event that would have required the consent of the Company pursuant to Section 4.03 had such action or event occurred after the date of this Agreement.

         Section 3.09. Restrictions on Business Activities. Except for this Agreement and as set forth in Section 3.09 of the Parent Disclosure Schedule, there is no existing material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent.

         Section 3.10. Title to Property. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good, marketable and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, are valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect.

         Section 3.11. Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by Parent or Merger Sub to the Company in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

         Section 3.12. No Undisclosed Liabilities.

         (a) Except as is disclosed in Section 3.12 of the Parent Disclosure Schedule or the Parent SEC Reports or incurred in connection with this Agreement, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) adequately provided for in Parent's audited balance sheet (including any related notes thereto) for the fiscal year ended March 31, 1995 included in the Parent SEC Reports (the "March 31 Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the March 31 Balance Sheet, or (iii) incurred since March 31, 1995 in the ordinary course of business which would not have a Material Adverse Effect and, to the extent applicable, disclosed in the unaudited balance sheets included in the Parent SEC Reports for such period or not required under GAAP to be so reflected.

         (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         Section 3.13. Absence of Litigation. Except as set forth in Section
3.13 of the Parent Disclosure Schedule or as reflected in the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Material Adverse Effect.

         Section 3.14. Insurance. Parent and its subsidiaries maintain fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance that Parent believes to be reasonably prudent for its business.

         Section 3.15. Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.14, the Registration Statement pursuant to which the Parent Common Shares to be issued in the merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. Subject to the accuracy of the representations of the Company in Section 2.13, the information supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any statement which at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing.

         Section 3.16. Taxes. Other than as disclosed on Section 3.16 of the Parent Disclosure Schedule, Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which

Parent or any of its subsidiaries is or has been a member, have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them, and have paid and discharged all Taxes shown therein to be due and there are not other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which Parent is maintaining reserves in accordance with GAAP in its financial statements to the extent currently required which are in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Parent's knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which Parent is maintaining reserves in accordance with GAAP in its financial statements which are in all material respects adequate for their payment, except, in each instance, to the extent that the failure to do so would not have a Material Adverse Effect. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, no Tax Return of either Parent or any of its subsidiaries is currently being audited by any taxing authority except as would not have a Material Adverse Effect. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, no material tax claim has become a lien on any assets of Parent or any subsidiary thereof and neither Parent nor any of its subsidiaries has, except as would not have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

         Section 3.17. Brokers. No broker, finder or investment banker (other than InterAtlantic Securities Corp. and Howard, Lawson & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

         Section 3.18. Opinion of Financial Advisor. Parent has been advised in writing by Howard, Lawson & Co. that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Parent, and has delivered a written copy of such opinion to the Company.

         Section 3.19. No Stockholder Vote. No vote of the stockholders of Parent is necessary to approve the Merger or the issuance of Parent Common Shares pursuant to the terms thereof.

         Section 3.20. Employee Benefit Plans.

         (a) Section 3.20 of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans and other similar fringe benefit plans or programs, written or otherwise, for the benefit of, or relating to, any current employee of Parent or any trade or business (whether or not incorporated) which is a member of a control group which includes Parent or which is under common control with Parent (an "ERISA Affiliate of Parent") within the meaning of Section 414 of the Code, to which Parent or an ERISA Affiliate of Parent is a party, with respect to which Parent or an ERISA Affiliate of Parent has or could have any obligation, as well as each plan with respect to which Parent or an ERISA Affiliate of Parent could incur liability if such plan has been or were terminated (together, the "Parent Employee Plans"), and a true and correct copy of each such written Parent Employee Plan has been delivered to the Company.

         (b) Except as set forth in Section 3.20 of the Parent Disclosure Schedule, (i) none of the Parent Employee Plans promises or provides retire medical or other retiree welfare benefits to any person and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Parent Employee Plan which could result in any material liability of Parent; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and Parent has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Parent Employee Plans except as to which such non-compliance, non-performance or default would not result and is not reasonably likely to result in a Material Adverse Effect; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan, pursuant to the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 and 4041 of ERISA has occurred; and (vii) neither Parent nor any ERISA Affiliate of Parent has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA.

         (c) Each Parent Employee Plan that is required or intended to be qualified under applicable law, or registered or approved by a governmental agency or authority, has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

         (d) All contributions (including premiums) required by law or contract to have been made or approved by Parent under or with respect to Parent Employee Plans have been paid or accrued by Parent. Except as disclosed in Section

3.20(d) of the Parent Disclosure Schedule, without limiting the foregoing, there are no material unfunded liabilities under any Parent Employee Plan.

         (e) There are no pending or, to the knowledge of Parent, threatened investigations, litigation or other enforcement actions against Parent with respect to any of the Parent Employee Plans.

         (f) There are no actions, suits or claims pending or, to the best knowledge of Parent, threatened by former or present employees of Parent (or their beneficiaries) with respect to Parent Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

         (g) No condition or event has occurred with respect to the Parent Employee Plans which has or could reasonably be expected to result in a material liability to Parent.

         Section 3.21. Intellectual Property.

         (a) Except as set forth in Section 3.21(a) of the Parent Disclosure Schedule, Parent and its subsidiaries own, or are licensed or otherwise possess legally sufficient rights to use, all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Parent or any of its subsidiaries as currently conducted or planned to be conducted in any material respect.

         (b) Except as set forth in Section 3.21(b) of the Parent Disclosure Schedule, to Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of Parent's or its subsidiaries' material patents, registered and unregistered trademarks and service marks, registered and unregistered copyrights, trade names and any applications therefor, by any third party, including any employee or former employee of Parent or any of its subsidiaries. Except as set forth in Section 3.21(b) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, trade names or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that Parent may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, Parent or any of its subsidiaries of any trade secret, patent, trademark, service mark, trade names or copyright of another.

                                   ARTICLE IV

                     Conduct of Business Pending the Merger

         Section 4.01. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries (to the extent deemed material to the Company's business), to take all reasonable action in the ordinary course of business necessary to prevent the loss, cancellation, abandonment forfeiture or expiration of any material Company Intellectual Property, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations except where the loss of any such relationship would not have a Material Adverse Effect. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of Parent:

         (a) amend or otherwise change the Company's Articles of Incorporation or By-Laws;

         (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of shares pursuant to the exercise of Stock Options (as defined in Section 5.05 hereof) or pursuant to the exercise or conversion, as applicable, of Stock Purchase Rights (as defined in Section 5.06 hereof), which Stock Options or Stock Purchase Rights, as the case may be, are outstanding and vested on the date hereof or which vest hereafter in accordance with their terms, and except for the issuance of not more than an aggregate of 14,184 shares to Doug Gravink pursuant to the Company's commitments to him as set forth in that certain Purchase Agreement, dated February 28, 1994, by and between the Company, Doug Gravink and the other parties thereto);

         (c) sell, lease, assign, transfer, pledge, dispose of or encumber any material assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets to any unrelated party);

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



         (d) other than as specifically provided for in Sections 5.05 and 5.06 hereof, amend or change the period (or permit any acceleration, amendment or change) of exercisability or conversion, as applicable, of Stock Options or Stock Purchase Rights or authorize cash payments in exchange for any Stock Options or Stock Purchase Rights;

         (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

         (f) sell, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property Rights, or amend or modify any existing agreements with respect to any Company Intellectual Property Rights or Third Party Intellectual Property Rights, other than licenses in the ordinary course of business;

         (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business; (iii) create, incur, assume or suffer to exist, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature upon the property or assets, income or profits, whether now owned or hereafter acquired, of the Company or its subsidiaries, except in the ordinary course of business; (iv) enter into or amend any contract or agreement other than in the ordinary course of business; (v) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for the Company and its subsidiaries, taken as a whole; or
(vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(g);

         (h) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in the ordinary course of business, or grant any severance or termination pay to (except as may be required by law or agreement existing as of the date hereof), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any Employee Plan;

         (i) take any action, other than as required by GAAP, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

         (j) make any material Tax election inconsistent with past practices or settle or compromise any material, federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any Tax, except to the extent the amount of any such settlement has been reserved for on the Company's most recent SEC Report;

         (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) against or of the Company, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business;

         (l) pay, discharge or satisfy any principal of any debt, with a maturity of more than one year, for borrowed money or for the deferred purchase price of property or services, except at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto (subject to any subordination provisions thereto), or amend any provision pertaining to the subordination or the terms of payment of any such debt;

         (m) except as may be required by law, take any action to terminate or amend any of its Employee Plans other than in connection with the Merger;

         (n) liquidate or dissolve itself (or suffer any liquidation or dissolution);

         (o) enter into any long-term media purchase agreement; or

         (p) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (o) above, or any action which would prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied except as contemplated by this Agreement.

                                      * * *

         Notwithstanding the prohibitions of this Section 4.01, Parent and Merger Sub acknowledge that the Company is in the process of renegotiating the terms of its third party debt financing with the intention of reaching an agreement with Wells Fargo Bank to handle all of such debt financing (the "Debt Financing"). The parties agree that the negotiation, execution and consummation of, and/or the Company's compliance with, the terms of the Debt Financing (including the repayment of all indebtedness to the Bank of America with proceeds received from Wells Fargo) shall not be deemed to be a breach of this
Section 4.01 if undertaken by the Company in good faith and in the ordinary course of its business.

         Section 4.02. No Solicitation.

         (a) Except to the extent that the Company's Board of Directors is advised in writing by such Board's counsel that failure to do so would constitute a breach of the Board's fiduciary duties to the shareholders of the Company, actionable in a court of competent jurisdiction, the Company agrees that neither it nor any of its subsidiaries nor any of the respective officers and directors of the Company and its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents, directors and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposals or offers (including, without limitation, any proposals or offers to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries or a change in composition of a majority of directors on the Company's Board of Directors (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company from referring any third party to this Section 4.02(a). Nothing contained in this Section 4.02(a) or any other provision of this Agreement shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the shareholders of the Company a bona fide, unsolicited or solicited (if solicited in accordance with Board's fiduciary duties as advised in writing by its counsel as described above), written Acquisition Proposal which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors, and after receiving a written opinion of outside counsel, or the advice of outside counsel that is reflected in the minutes of the Board of Directors of the Company, to the effect that the Board of Directors is required to do so in order to discharge properly its fiduciary duties) would result in a transaction more favorable to the Company's shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

         (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing. Such notice shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, unless in the case of an unsolicited offer, the terms of an unsolicited offer specifically prohibits such disclosure and the Company's Board of Directors is advised in writing by its counsel that such disclosure would constitute a violation of the Board's fiduciary duties to the Company's shareholders, actionable in a court of competent jurisdiction.

         (c) If the Board of Directors of the Company receives a request for material nonpublic information and if the Board is advised in writing by its counsel that failure to comply with the request would constitute a violation of its fiduciary obligations to the Company's shareholders, actionable in a court of competent jurisdiction, then, and only in such case, the Company may, subject to the execution of a confidentiality and standstill agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company.

         (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party except pursuant to the terms of such agreement.

         (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of, and shall direct and use its best efforts to cause such persons to comply with, the restrictions described in this Section.

         Section 4.03. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

         (a) amend or otherwise change Parent's Certificate of Incorporation, or amend the terms of the Parent Common Shares;

         (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in each case, would materially delay or prevent the consummation of the transactions contemplated by this Agreement;

         (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of Parent may declare and pay a dividend to its parent; or

         (d) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied except as contemplated by this Agreement.

                                    ARTICLE V

                              Additional Covenants

         Section 5.01. Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement of the Company and the Prospectus contained in the Registration Statement of Parent with respect to the Parent Common Shares to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined Proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval of the Merger and the transactions contemplated hereby by the shareholders of the Company and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger, subject to the second sentence of Section 4.02.

         Section 5.02. Shareholders' Meeting. The Company shall in accordance with California Law and the Company's Articles of Incorporation and Bylaws call and hold the Company Shareholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger. Subject to the provisions of
Section 4.02, the Company shall use its reasonable best efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by California Law to obtain such approvals.

         Section 5.03. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of that certain confidentiality agreement (the "Confidentiality Agreement") between Parent and the Company dated July 24, 1995.

         Section 5.04. Consents; Approvals. The Company and Parent shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Proxy Statement and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         Section 5.05. Stock Options.

         (a) At the Effective Time, the Company's obligations with respect to each outstanding option to purchase shares of Company Common Stock (each, a "Stock Option") under the Company Option Plan will be assumed by Parent, subject to any applicable vesting schedule (except as otherwise specifically agreed in writing by the Company). Except as otherwise specifically agreed in writing by the Company, each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and the agreement pursuant to which such Stock Option was issued as in effect immediately prior to the Effective Time, except that (i) such Stock Option will be exercisable for that number of Parent Common Shares equal to the product of (x) the number of shares of Company Common Stock that were purchasable under such Stock Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Shares, and (ii) the per share exercise price for the shares of Parent Common Shares issuable upon exercise of such assumed Stock Option will be equal to the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Stock Option was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

         (b) After the Effective Time, Parent will issue to each holder of any outstanding Stock Option a document evidencing the foregoing assumption by Parent.

         (c) After the Effective Time, Parent will prepare and file with the SEC, at the earliest time which Parent, in its reasonable discretion, deems prudent, a registration statement on Form S-8 with respect to the offer and sale by Parent of Parent Common Shares issuable upon the exercise of Stock Options under the Company Option Plan and with respect to the resale by Michael Levey of Parent Common Shares issuable upon the exercise of stock options to be granted to Mr. Levey pursuant to the employment agreement referred to in Section 6.02(h) hereof.

         Section 5.06. Stock Purchase Rights.

         (a) At the Effective Time, the Company's obligations with respect to each outstanding option (excluding Stock Options, as defined in Section 5.05 above), warrant, convertible security or other similar right of any kind or nature to acquire Company Common Stock (each, a "Stock Purchase Right") will be assumed by Parent, subject to any applicable vesting schedule. Each Stock Purchase Right so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreement or instrument pursuant to which each such Stock Purchase Right was issued or granted as in effect immediately prior to the Effective Time, except that (i) each such Stock Purchase Right will be exercisable or convertible, as the case may be, for that number of Parent Common Shares equal to the product of (x) the number of shares of Company Common Stock that were purchasable under such Stock Purchase Right immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Shares, and (ii) the per share exercise or conversion price, as the case may be, for the shares of Parent Common Shares issuable upon exercise or conversion, as applicable, of such Stock Purchase Right will be equal to the quotient determined by dividing (x) the exercise or conversion price, as applicable, per share of Company Common Stock at which such Stock Purchase Right was exercisable or convertible, as the case may be, immediately prior to the Effective Time, by (y) the Exchange Ratio, and rounding the resulting exercise or conversion price, as applicable, up to the nearest whole cent.

         (b) The Company shall take all such actions (including, but not limited to, obtaining any and all consents, approvals or waivers from the holders of the Stock Purchase Rights) as are necessary under the terms and conditions of the agreements and instruments governing each such Stock Purchase Right to ensure that all such Stock Purchase Rights may be assumed by Parent as provided in
Section 5.06(a) above. Parent shall have the prior right to review and approve or disapprove any such agreements.

         Section 5.07. Agreements of Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement is filed with the SEC, a letter (the "Affiliate Letter") identifying all persons, who are, or may be deemed to be, as of such date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the date on which the Proxy Statement/Prospectus is mailed to the shareholders of the Company for use at the Company Shareholders' Meeting, an executed agreement (the "Affiliate Agreement") in substantially the form of Exhibit C attached hereto.

         Section 5.08. Indemnification and Insurance.

         (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions with respect to indemnification substantially similar to those set forth in the By-Laws of the Company (to the extent allowable under applicable Delaware law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is prospective in nature and is required by law.

         (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Articles of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws (including provisions pertaining to advances of legal fees), indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of, or in connection with, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

         Section 5.09. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(a) and 6.03(a) unless the failure to give such notice results in material prejudice to the other party.

         Section 5.10. Further Action; Tax Treatment; Accounting Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Without limiting the foregoing, the Company shall take all actions and do all other things necessary to obtain a tax clearance letter from the State of California prior to the Closing. Each of Parent, Merger Sub and the Company shall use its best efforts to (i) cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code and the regulations promulgated thereunder; and (ii) cause the Merger to be accounted for, and will not (both before and after consummation of the Merger) take any action which would mitigate against or prevent the Merger from being accounted for, as a pooling of interests. Each of Parent, Merger Sub and the Company shall report the Merger as a reorganization under the provisions of
Section 368 of the Code and the regulations promulgated thereunder and, to the extent permitted, on all state and local Tax returns filed after the Effective Time of the Merger.

         Section 5.11. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law, the National Association of Securities Dealers or the NYSE if it has used all reasonable efforts to consult with the other party.

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



         Section 5.12. Listing of Parent Common Shares. Parent shall use its reasonable best efforts to cause the shares of Parent Common Shares to be issued in the Merger to be approved for listing on the New York Stock Exchange.

         Section 5.13. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

         Section 5.14. Accountants' Letters. The Company shall cause Deloitte & Touche LLP to deliver to Parent, as of a date just prior to the time the Registration Statement is declared effective by the SEC (and to be updated as of a date just prior to the Effective Time), a letter covering such matters as are requested by Parent and as are customarily addressed in accountant's "comfort" letters.

         Section 5.15. Update to Company Disclosure Schedule. The Company shall deliver to Parent, as of the Effective Time, an update to the Company Disclosure Schedule current through the Effective Date.

                                   ARTICLE VI

                    Conditions to the Merger; Escrow Holdback

         Section 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

         (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

         (c) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (d) No Injunctions or Restraints; Illegality; Material Threat. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and no third party shall have taken any action, or threatened to take any action, or asserted any claim, or threatened to assert any claim, which action or claim could pose a material threat to the consummation of the Merger;

         (e) Tax Opinions. Parent and the Company shall have each received substantially identical written opinions from their respective counsel, Klehr, Harrison, Harvey, Branzburg & Ellers and Irell & Manella, in form and substance reasonably satisfactory to them to the effect that the Mergers will constitute a reorganization within the meaning of Section 368 of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon representations of Parent, Merger Sub and the Company and certain affiliates and shareholders of the Company; and

         (f) NYSE Listing. The Parent Common Shares shall have been approved for listing, subject to notice of issuance, on the NYSE.

         Section 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions.

         (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (together with the Company Disclosure Schedule) shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) instances where the failure to be true and correct would not have a Material Adverse Effect on the Company, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chairman/Chief Executive Officer and President/Chief Financial Officer of the Company in their capacities as executive officers of the Company;

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chairman/Chief Executive Officer and President/Chief Financial Officer of the Company in their capacities as executive officers of the Company;

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained or made by the Company;

         (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement;

         (e) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company or any subsidiary of the Company, including, but not limited to, (i) the threat or filing of any action, claim, suit or proceeding against or involving the Company or (ii) any development in existing litigation of the Company, in any such case having or reasonably likely to have a Material Adverse Effect. In entering into this Agreement, Parent has relied in part upon the representations of the Company and its legal counsel concerning ongoing litigation involving the Company, the anticipated outcome thereof and the costs attendant thereto. Following the date hereof, there shall have been no materially adverse change in the outlook concerning such litigation, nor shall Parent have in good faith determined that the outcome of any of such litigation matters will have a Material Adverse Effect;

         (f) Affiliate Agreements. Parent shall have received an Affiliate Agreement from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, and each such Affiliate Agreement shall be in full force and effect;

         (g) Legal Opinions. Parent shall have received opinions, dated the Effective Date, from counsel to the Company, in substantially the forms attached hereto as Exhibit D;

         (h) Employment Agreements; Restrictions on Resale; Other Matters. (i) Each of Michael Levey, as Chairman and Chief Executive Officer of the Company, and Lisa Levey shall have entered into five (5) year employment agreements with the Surviving Corporation in substantially the forms attached hereto as Exhibits E and F, respectively; (ii) each of Michael Levey and Lisa Levey shall also have entered into an agreement with Parent, on terms acceptable to Parent, pursuant to which each shall agree to refrain from selling, in the aggregate, more than 75,000 Parent Common Shares during any twelve (12) month period from and after the Effective Time until the third anniversary thereof; (iii) Stephen Weber shall have entered into an amendment to his existing employment agreement, as previously amended April 14, 1994, reflecting that, following the Effective Time, he shall occupy the position of Vice Chairman, not President/Chief Operating Officer/Chief Financial Officer, of the Surviving Corporation; (iv) Stephen Weber shall have entered into a one (1) year non-competition agreement with the Surviving Corporation, commencing January 1, 1997, on terms acceptable to Parent; (v) Michael Levey shall have entered into a cost/recovery sharing agreement with the Company, in form reasonably acceptable to Parent, regarding the Company's and Mr. Levey's ongoing litigation with Forbes Magazine, et al.;
(vi) each of Michael Levey, Stephen Weber, Doug Gravink and, as appropriate, any other directors, officers, consultants or employees of the Company, shall have executed promissory notes payable to the Company, in form reasonably acceptable to Parent, regarding any amounts payable by each of them to the Company as of the Effective Time; and (vii) Michael Levey shall have taken and passed such physical examinations as Parent shall reasonably request;

         (i) Opinion of Financial Advisor. Parent shall have received a written opinion, dated the Effective Date, from Howard, Lawson & Co. that in its opinion, as of the Effective Date, the Exchange Ratio is fair from a financial point of view to Parent;

         (j) Cruttenden Warrant. Cruttenden Roth, Incorporated shall have executed and accepted an amended and restated warrant concerning the Stock Purchase Rights held by Cruttenden Roth, Incorporated in form reasonably satisfactory to Parent;

         (k) Stock Options and Stock Purchase Rights. Each of Valerie Castle and Charles McGlade shall have entered into written agreements with the Company, in form reasonably acceptable to Parent, concerning such person's Stock Option and Stock Purchase Right, respectively, to acquire 20,000 shares and 6,666 shares, respectively, of Company Common Stock and the effect of the Merger thereon;

         (l) Dissent. The holders of no more than a maximum of 4.9 percent of the Company's Common Stock shall have exercised their rights under California Law to dissent from the transaction; and

         (m) Escrow. The Escrow calculations (as described in Section 6.04 below) shall have been made and, to the extent required by Section 6.04 below, the Escrow Holdback (as defined in Section 6.04 below) shall have been accomplished.

         Section 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (together with the Parent Disclosure Schedule) shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) instances where the failure to be true and correct would not have a Material Adverse Effect on Parent and Merger Sub, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

         (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by Parent and Merger Sub;

         (d) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any subsidiary of Parent having or reasonably likely to have a Material Adverse Effect;

         (e) Legal Opinion. The Company shall have received an opinion, dated the Effective Date, from Klehr, Harrison, Harvey, Branzburg & Ellers, counsel to Parent, in substantially the form attached hereto as Exhibit G; and

         (f) Opinion of Financial Advisor. The Company shall have received a written opinion, dated the Effective Date, from Cruttenden Roth, Incorporated that in its opinion, as of the Effective Date, the terms of the Merger are fair to the shareholders of the Company from a financial point of view. A copy of such opinion shall be delivered by the Company to Parent upon the receipt of such opinion by the Company.

         Section 6.04. Minimum Shareholders' Equity; Escrow.

         (a) (i) The Company shall cause Deloitte & Touche LLP (the "Auditors") to complete their audit of the Company's financial statements for the year ended December 31, 1995 (the "Balance Sheet Date") (the "1995 Year-End Financial Statements") promptly following the date hereof on a basis consistent with past practices. The Company's balance sheet as of the Balance Sheet Date shall include as liabilities any bonus(es) payable to Doug Gravink and/or any other Company personnel for the 1995 or any prior fiscal year as well as any additional insurance premiums payable by the Company pertaining to any period prior to the Balance Sheet Date.

                  (ii) To the extent that the Company's shareholders' equity as of the Balance Sheet Date, subject to any material adjustment thereto occurring as a result of post-Balance Sheet Date occurrences which the parties may agree upon in good faith, minus an amount equal to the aggregate Writedown Amounts, as defined below (to the extent that such Writedown Amounts have not already been written off), is less than the Minimum Shareholders' Equity, as defined below, the aggregate maximum number of shares of NMC common stock issuable to the Holders (as defined below) shall be reduced by an amount equal to such shortfall, multiplied by two (2) and then divided by $14.125. Notwithstanding the foregoing, any reserve established or writedown effected in the Company's 1995 Year End Financial Statements corresponding to any of the Liquidation Amounts, as defined below, shall not be given effect in making the calculation described in this subparagraph (a)(ii). The amount calculated by reversing the effect of any such writedowns or reserves shall hereinafter be referred to as the "Calculation Equity".

                  (iii) "Minimum Shareholders' Equity" shall mean an amount equal to (A) $13,000,000 less (B) an amount equal to all costs incurred by the Company directly in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby and given effect in the Company's financial statements (the "Transaction Costs").

                  (iv) The Auditors shall deliver their preliminary calculation of the Company's shareholders' equity as of the Balance Sheet Date to Parent and the Company as soon as practicable. Each party shall have ten (10) days after such delivery to raise objections or propose changes (delivered to both the Auditors and the other party) and an additional two days to respond to proposals of the other party. Thereafter, the Auditors shall complete their audit as soon as practicable. The Company's shareholders' equity as reflected on the audited balance sheet as of the Balance Sheet Date shall be conclusive and binding on Parent, Merger Sub and the Company as of that date for purposes of the calculations to be made pursuant to this Section 6.04. The Company shall advise Parent as to, and the Auditors shall verify to Parent, the amount of the Transaction Costs.

         (b) (i) To the extent that the Adjusted Shareholders' Equity (as defined below) is less than the Calculation Equity, then certain of the Parent

Common Shares otherwise to be delivered to the Company's Shareholders shall be deposited, upon consummation of the Merger, into escrow subject to the provisions of subparagraph (c) below.

                  (ii) Adjusted Shareholders' Equity shall mean the sum of (A) the Company's shareholders' equity as of the Balance Sheet Date, subject to any material adjustment thereto necessitated by post-Balance Sheet Date occurrences which the parties hereto may agree upon in good faith; minus (B) the Writedown Amounts (to the extent such Writedown Amounts have not already been written off); minus (C) the Liquidation Amounts; and minus (D) the Other Holdback Amounts (as defined below).

                  (iii) "Writedown Amounts" shall mean (A) the amount of any deferred software costs; and (B) the amount of any note receivable from David Wood. Just prior to the Effective Time, the Company shall write-off such Writedown Amounts as the Parent shall deem reasonable.

                  (iv) The "Liquidation Amounts" shall mean (A) the amount of any unsupported deferred media credits; (B) the amount of any cash deposits held by Lytle (in excess of $100,000) and/or by the Perfect Hair manufacturer; (C) the amount of any Telebrands receivable(s); (D) any unamortized production costs of the Tai Chi show; (E) any unamortized production costs of the Mathemagics Show; (F) the amount of any Perfect Hair inventory; (G) the amount of any insurance recovery receivable; and (H) the amount of any third party media receivables.

                  (v) The "Other Holdback Amounts" shall mean any amounts which would be due to be paid to the law firm of Russ, August & Kabat ("R,A&K") as of the Effective Time pursuant to that certain Attorney-Client Representation Agreement by and between the Company, Michael Levey and R,A&K (the "Fee Agreement") if the litigation matter referred to therein (the "Litigation") were dismissed by the Company as of the Effective Time, less any of such amounts which have already been accrued in the Company's financial statements (the "Fee Amount").

         (c) The Parent Common Shares to be placed into escrow (the "Escrow Shares") shall have an aggregate Value (as defined below) equal to the difference between the Calculation Equity and the Adjusted Shareholders' Equity, less the sum of the Liquidation Amounts which have been collected and/or the value thereof demonstrated on or prior to the Effective Date. The "Value" of each Parent Common Share shall be $14.125. An escrow account (the "Escrow Account") shall be established at Parent's transfer agent, or such other third party as shall be mutually acceptable to Parent and the Company (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement between Parent and the Escrow Agent (the "Escrow Agreement") in a form to be agreed upon by Parent and the Company. The Escrow Shares shall be released as provided in subparagraph (d) below and in accordance with the terms of the Escrow Agreement.

         (d) As of September 30, 1996, March 31, 1997 and September 30, 1997 (the "Review Dates"), Parent and the Shareholders' Representative (as defined below) shall conduct a review of those balance sheet items pertaining to the Liquidation Amounts. To the extent that all or a portion of the Liquidation Amounts (net of any third party costs of collection in the case of (B), (C), (G) and (H)) have, as of such dates, either been collected/liquidated (in the case of items (A), (B), (C), (F), (G) and (H)) or the value thereof demonstrated (in the case of items (D) and (E)), Parent shall cause Escrow Agent to deliver out of the Escrow Account, on a pro-rata basis to those persons who held Company Common Stock as of the Effective Time (the "Holders"), a number of Escrow Shares equal to the quotient of (x) the aggregate dollar amount which, as of the date of such review, has either been collected/liquidated or the value thereof demonstrated with respect to the Liquidation Amounts, divided by (y) the per share Value. In addition, as of the first Review Date to occur following the dismissal (voluntary or otherwise), settlement or final adjudication of the Litigation, to the extent that any portion of the Fee Amount has prior thereto been paid to R,K&A other than out of net proceeds of any such settlement or final adjudication, then a number of Escrow Shares equal to such portion of the Fee Amount divided by $14.125 shall be delivered back to Parent in accordance with the terms of the Escrow Agreement and a number of Escrow Shares equal to the balance of the Fee Amount divided by $14.125 shall be delivered to the Holders. Notwithstanding the foregoing, in no event shall the aggregate number of Parent Common Shares to be delivered to the Holders pursuant to the provisions of this subparagraph (d) exceed the aggregate number of Escrow Shares initially deposited into the Escrow Account and nothing herein shall be construed as granting any such rights upon such Holders. Following the last of such Review Dates and any delivery of Parent Common Shares thereby called for, any Escrow Shares remaining in the Escrow Account shall be delivered back to Parent in accordance with the terms of the Escrow Agreement. Parent and Merger Sub shall not compromise, forgive or otherwise settle for less than the full accrued amount thereof any of items (A), (B), (C), (F) or (G) of the Liquidation Amounts without the Shareholders' Representative's prior approval. The Shareholders' Representative shall be Michael Levey.

                                   ARTICLE VII

                                   Termination

         Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

         (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

         (b) by either Parent or the Company if the Merger shall not have been consummated by April 30, 1996 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

         (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

         (d) by Parent or the Company, if, at the Company Shareholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company shall not have been obtained; or

         (e) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; or (ii) the Board of Directors of the Company shall have taken a "neutral" position with respect to (or shall have failed to reject as inadequate or failed to have reaffirmed its recommendation of this Agreement and the Merger within ten (10) business days after the public announcement or commencement of) an Acquisition Proposal; or

         (f) by Parent or the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Parent and Merger Sub, respectively, set forth in this Agreement or if any representation or warranty of the Company or Parent and Merger Sub, respectively, shall have become materially untrue, in either case, such that the conditions set forth in Section 6.02(a) or 6.02(b), or Section 6.03(a) or 6.03(b), would not be satisfied (a "Terminating Breach"); provided that, if such Terminating Breach is curable prior to the expiration of thirty (30) days from its occurrence (but in no event later than April 30, 1996) by Parent or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or the Company, as the case may be, continues to exercise such reasonable best efforts, neither the Company nor Parent, respectively, may terminate this Agreement under this Section 7.01(f) unless such thirty (30) day period expires without such Terminating Breach having been cured; or

         (g) by the Company or Parent, if the Board of Directors of the Company shall have resolved to accept, or accepted, a Superior Proposal on or before June 30, 1996.

         Section 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof (provided that any fee paid by the Company pursuant to Section 7.03(b) hereof shall be credited towards any such liability of the Company). If the Board of Directors of the Company, in good faith, after receiving the advice of outside counsel, concludes that it would be in violation of its fiduciary duties if it did not take or omit to take the actions enumerated in Section 7.01(e) or 7.01(g) as giving rise to a right of termination by Parent, then any such action or omission shall not be considered a willful breach of this Agreement.

         Section 7.03. Fees and Expenses.

         (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, in the event of a termination of this Agreement by Parent pursuant to Section 7.01(f) hereof, the Company and Parent agree to share equally all costs and expenses, including filing fees and/or attorney's fees, incurred in connection with their compliance with the pre-merger notification requirements of the HSR Act; provided, however, that in the event the Company is required to pay to Parent the fee referred to in Section 7.03(b) below and the Company delivers such fee in accordance with
Section 7.03(c) below, the Company shall not be responsible to Parent for any portion of such costs and expenses.

         (b) The Company shall pay Parent a fee of $500,000 in the event that:

              (i) the Agreement is terminated by Parent pursuant to Section 7.01(f); and

              (ii) the Company is sold to a third party on or before June 30, 1996.

         (c) The fee payable pursuant to Section 7.03(b) shall be paid within one business day after the last to occur of the events described in Section 7.03(b). If the Company pays such fee to Parent, such payment shall be deemed to be in lieu of all other recoveries which Parent may otherwise have the right to pursue from the Company or any of its affiliates, directors, officers or shareholders. In no event shall the Company be required to pay any fee pursuant to Section 7.03(b) if, immediately prior to the termination of the Agreement, Parent is in material breach of its obligations under this Agreement.

                                  ARTICLE VIII

                               General Provisions

         Section 8.01. Effectiveness of Representations, Warranties, Covenants and Agreements. Except as otherwise provided in this Section 8.01, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided such relevance is reasonably apparent. Except as otherwise expressly provided herein, the representations, warranties, covenants and agreements in this Agreement and all certificates of any officer of Parent or the Company delivered pursuant hereto shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 7.01, as the case may be; provided, however, that the covenants and agreements set forth in Sections 5.05 and 5.06 shall survive the Effective Time indefinitely and those set forth in Sections 5.03 and 7.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

         Section 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

         (a)      If to Parent or Merger Sub:

                  National Media Corporation
                  1700 Walnut Street, 9th Floor
                  Philadelphia, PA 19103
                  Telecopier No.: (215) 772-5013
                  Attention:  Constantinos I. Costalas, Vice Chairman

                  With a copy to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers
                  1401 Walnut Street
                  Philadelphia, PA  19102
                  Telecopier No.: (215) 568-6603
                  Attention: Gerald F. Stahlecker, Esq.

         (b)      If to the Company:

                  Positive Response Television, Inc.
                  14724 Ventura Boulevard
                  Sixth Floor
                  Sherman Oaks, CA  91407
                  Telecopier No.: (818) 380-6966
                  Attention: Michael Levey, Chairman

                  With a copy to:

                  Irell & Manella
                  1800 Avenue of the Stars (Century City)
                  Suite 900
                  Los Angeles, CA 90067-4276
                  Telecopier No.: (310) 203-7199
                  Attention: Alvin G. Segel, Esq.

         Section 8.03. Certain Definitions. For purposes of this Agreement, the term:

         (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more;

         (b) "business day" means any day other than a day on which banks in New York are required or authorized to be closed.

         (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3)) of the Exchange Act); and

         (d) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         Section 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.07. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 8.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

         Section 8.09. Assignment, Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all of the obligations hereunder of Merger Sub.

         Section 8.10. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.08 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

         Section 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 8.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

         Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           National Media Corporation

                           By: /s/ Mark Hershhorn
                              -------------------------------------------------
                              Name: Mark Hershhorn
                              Title: President and Chief Executive Officer

                           PRT Acquisition Corp.

                           By: /s/ Constantinos I. Costalas
                               -------------------------------------------------
                               Name:  Constantinos I. Costalas
                               Title: Vice President

                           Positive Response Television, Inc.

                           By: /s/ Michael Levey
                               ------------------------------------------------
                               Name: Michael Levey
                               Title: Chief Executive Officer

                                    EXHIBIT A

                                                                       EXHIBIT A

                    FORM OF DIRECTORS AND OFFICERS AGREEMENT

                                                                January 17, 1996

National Media Corporation
1700 Walnut Street
Philadelphia, PA   19103

Dear Sirs:

         The undersigned is a director and/or executive officer of Positive Response Television, Inc., a California corporation (the "Company"), and is the beneficial owner of the number of shares of the common stock, no par value per share, of the Company ("Company Common Stock") set forth next to the signature line of this letter (the "Shares").

         The Company and National Media Corporation ("Acquiror") are considering execution of an Agreement and Plan of Merger and Reorganization (the "Agreement") contemplating a statutory merger of the Company with and into a wholly-owned subsidiary of Acquiror (the "Merger"), such execution being subject, in the case of Acquiror, to the execution and delivery of this Agreement. In consideration of the substantial expenses that Acquiror will incur in connection with the transactions contemplated by the Agreement and in order to induce Acquiror to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in the undersigned's capacity as a stockholder of the Company and not in the undersigned's capacity as a director or executive officer of the Company, as follows:

         1. The undersigned will not effect any voluntary transfer or other disposition of any of the Shares or of any interest therein. In the case of any transfer by operation of law, this letter agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 1 shall be null and void. [Just in the case of ML and SW]

         2. The undersigned shall take or cause to be taken all actions reasonably necessary or desirable on the undersigned's part so as to permit consummation of the Merger at the earliest possible date and shall not take, or cause or to the best of the undersigned's ability permit to be taken, any action which would substantially impair the prospects of completing the Merger pursuant to the Agreement, except that the undersigned may vote on the Merger in his discretion.

         3. This letter agreement shall terminate at the time of the termination of the Agreement, except that any such termination shall be without prejudice to your rights arising out of any willful breach of any covenant or representation contained herein.

January 17, 1996
Page 2

         4. The undersigned will not exercise dissenters' rights in connection with the Merger.

         Notwithstanding anything to the contrary, the undersigned shall not be required to do any of the foregoing if, as of the date such action is required to be taken, the undersigned is advised in writing by the Company's legal counsel that the taking of such action would constitute a breach of the undersigned's fiduciary duty (as a director of the Company) to the shareholders of the Company, actionable in a court of competent jurisdiction.

         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                Very truly yours,

                                ------------------------------
                                Signature

Number of Shares
Beneficially Owned:

-----------------------         ------------------------------
                                Print Name

Accepted and agreed to as of the
the date first above written:

NATIONAL MEDIA CORPORATION

By:_________________________
   Name:
   Title:

                                    EXHIBIT B

                                                                       EXHIBIT B

                        Board of Directors of Merger Sub

                  Michael Levey
                  James Jernigan
                  Constantinos Costalas
                  Mark Hershhorn
                  Brian McAdams

                             Officers of Merger Sub

                  Mark Hershhorn                     Chairman
                  Michael Levey                      Chief Executive Officer
                  Stephen Weber                      Vice Chairman
                  James Jernigan                     President
                  Constantinos Costalas              Secretary
                  Constantinos Costalas              Treasurer

                                    EXHIBIT C

                                                                       EXHIBIT C

                           FORM OF AFFILIATE AGREEMENT

                                                               ___________, 1996

National Media Corporation
1700 Walnut Street
Philadelphia, PA   19103
Attention:  Constantinos I. Costalas

Ladies and Gentlemen:

         Pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated as of January 17, 1996 (the "Agreement"), among National Media Corporation, a Delaware corporation ("Parent"), PRT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Positive Response Television, Inc., a California corporation (the "Company"), Parent will acquire the Company through the merger of the Company with and into Merger Sub (the "Merger"). Subject to the terms and conditions of the Agreement, at the Effective Time (as defined in the Agreement), each outstanding share of the common stock, no par value, of the Company (the "Company Common Stock") will be converted into the right to receive .5239 shares of the common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"), on the basis described in the Agreement.

         The undersigned has been advised that, as of the date hereof, he may be deemed to be an "affiliate" of the Company, as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, and Staff Accounting Bulletins 65 and 76 of the Commission.

         The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, stockholders of Parent, the Company, other stockholders of the Company and their respective counsel and accountants.

         The undersigned represents and warrants to and agrees with Parent that:

         1. The undersigned has full power to execute and deliver this Affiliate Agreement and to make the representations and warranties herein and to perform his obligations hereunder.

         2. The undersigned has carefully read this Affiliate Agreement and the Agreement and has discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent the undersigned felt necessary, with his counsel or counsel for the Company.

         3. The undersigned shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

         4. The undersigned has been advised that the issuance of shares of Parent Common Stock to the undersigned in connection with the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is to be submitted for a vote of the stockholders of the Company the undersigned may be deemed to be an affiliate of the Company and the distribution by the undersigned of any Parent Common Stock will not have been registered, and is not exempt, under the Act, the undersigned may not sell, transfer or otherwise dispose of Parent Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

         5. Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by the undersigned or on its behalf under the Act or, except as otherwise provided herein, to take any other action necessary in order to make compliance with an exemption from such registration available. Parent agrees that it will at all times use its best efforts to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, such that the requirements of Rule 144(c) of the Act are at all times met.

         6. Stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Common Stock and there will be placed on the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ____________, 1996 BETWEEN THE BENEFICIAL OWNER HEREOF AND NATIONAL MEDIA CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF NATIONAL MEDIA CORPORATION."

         7. Unless the transfer by the undersigned of its Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to any transferee of the undersigned:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         8. The legends set forth in paragraphs 6 and 7 above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

         9. The undersigned is the beneficial owner of (i.e. has sole or shared voting or investment power with respect to) all the shares of Company Common Stock and options to purchase Company Common Stock indicated on the last page hereof (the "Company Securities"). Except for the Company Securities, the undersigned does not beneficially own any shares of Company Common Stock or any other equity securities of the Company or any options, warrants or other rights to acquire any equity securities of the Company.

         10. The undersigned will vote or cause to be voted for approval of the Agreement all of the shares of Company Common Stock indicated on the last page hereof as beneficially owned by the undersigned as well as all shares of Company Common Stock hereafter acquired by the undersigned.

         11. The undersigned will not exercise dissenters' rights in connection with the Merger.

         12. Parent shall at all times cooperate with the undersigned in causing all legends to be removed and all stop transfer instructions to be revoked promptly upon compliance by the undersigned with the provisions of this Affiliate Agreement, the Act and the Rules and Regulations.

               NUMBER OF SHARES OF ISSUED AND OUTSTANDING COMPANY
               COMMON STOCK BENEFICIALLY OWNED BY THE UNDERSIGNED:

                             -----------------------

                    NUMBER OF SHARES OF COMPANY COMMON STOCK
                               SUBJECT TO OPTIONS
                     BENEFICIALLY OWNED BY THE UNDERSIGNED:

                             -----------------------


                                            Very truly yours,

                                            -----------------------------------
                                            (print name of stockholder above)

                                            By:________________________________
                                               Name:
                                               Title:
                                               (if applicable)

Accepted and agreed to this _____
day of ________________, 1996, by
National Media Corporation

By:____________________________
   Name:
   Title:

                                    EXHIBIT D

                                                                       EXHIBIT D

                      [FORM OF OPINION OF IRELL & MANELLA]

                                                         _________________, 1996

National Media Corporation
1700 Walnut Street
Philadelphia, PA  19103

Dear Sirs:

         We have acted as counsel to Positive Response Television, Inc., a California corporation (the "Company"), in connection with the transaction contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of January __, 1996 (the "Merger Agreement"), by and among National Media Corporation ("Parent"), PRT Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The opinion contained herein is being delivered to you pursuant to Section 6.02(g) of the Merger Agreement. All capitalized terms used herein which are not specifically defined herein shall have the meanings ascribed thereto in the Merger Agreement.

         As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, except where a statement is qualified as to knowledge or awareness, in which case we have made no or limited inquiry as specified below.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

         We are opining herein as to the effect on the subject transaction only with respect to the federal laws of the United States (other than those pertaining to intellectual property matters and trade regulation, consumer protection and related matters, including without limitation, the Clayton Act, the FTC Act and the Sherman Act), the internal laws of the State of California and the General Corporation Law of the State of Delaware, and we express no

_______________, 1996
Page 2

opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

         Capitalized terms used herein without definition have the meanings ascribed to them in the Merger Agreement.

         Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

         1. The Company and each of its subsidiaries (the "Subsidiary(ies)") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

         2. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of the Company's preferred stock, no par value per share (the "Company Preferred Stock"), none of which have been designated. As of the date hereof, according to the records of the Company and its stock transfer agent (i) __________ shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) _________ shares of Company Common Stock are reserved for future issuance pursuant to the exercise of Stock Options granted under the Company Option Plan, (iii) ___________ shares of Company Common Stock are reserved for future issuance pursuant to the exercise or conversion, as applicable, of Stock Purchase Rights, and (iv) no shares of Company Preferred Stock are issued and outstanding. To the best of our knowledge (based solely on a review of the Company's minute books as maintained by it and our review of those specific contracts identified as "Material Contracts" on Exhibit 2.05 to the Company Disclosure Schedule), other than as set forth in the Merger Agreement and/or the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to

_______________, 1996
Page 3

issuance pursuant to the Stock Purchase Rights and the Company Option Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. To the best of our knowledge (based solely on a review of the Company's minute books as maintained by it and our review of those specific contracts identified as "Material Contracts" on Exhibit 2.05 to the Company Disclosure Schedule), other than as set forth in the Merger Agreement and/or the Company Disclosure Schedule, all outstanding shares of capital stock of each of the Subsidiaries are owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever. To the best of our knowledge (based solely on a review of the Company's minute books as maintained by it and our review of those specific contracts identified as "Material Contracts" on Exhibit 2.05 to the Company Disclosure Schedule), other than as set forth in the Merger Agreement and/or the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than guarantees of bank obligations of subsidiaries or joint venture or similar agreements entered into the ordinary course of business.

         3. The Merger Agreement and all other documents, instruments and agreements entered into by the Company in connection with the Merger Agreement and the transactions contemplated thereby have been duly and validly authorized, executed and delivered by the Company and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought. Each of the letter agreements executed by the directors and executive officers of the Company in the form attached to the Merger Agreement as Exhibit A and each of the Affiliate Agreements has been duly and validly executed and delivered by each of the signatories thereto and each constitutes a legal, valid and binding obligation of such signatory, enforceable against each such signatory in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies

_______________, 1996
Page 4

of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

         4. The execution, delivery and performance by the Company of the Merger Agreement and all other documents, instruments and agreements entered into by the Company in connection with the Merger Agreement and the transactions contemplated thereby do not, and the consummation of the transactions contemplated therein does not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, writ, judgment or decree known to us and applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except where such conflict would not have a Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default), or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or except as set forth on the Company Disclosure Schedule give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract known to us (except that no opinion is expressed as to whether Merger Sub will be treated as a successor to the Company entitled to enforce all such Material Contracts), or, to the best of our knowledge, result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except where the creation of such a lien or encumbrance would not have a Material Adverse Effect.

         5. The execution, delivery and performance by the Company of the Merger Agreement and all other documents, instruments and agreements entered into by the Company in connection with the Merger Agreement and the transactions contemplated thereby do not, and the consummation of the transactions contemplated therein does not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, in California, Delaware or with the United States Government, except for (a) such consents, approvals, authorizations, permits, filings and notifications which have been obtained or made and are in full force and effect,
(b) the filing of the certificate of merger in California and Delaware, and (c) such consents, approvals, authorizations, permits, filings or notifications, the failure to obtain or file of which would not have a Material Adverse Effect.

_______________, 1996
Page 5


         6. To the best of our knowledge, the only liens, charges and encumbrances on the properties and assets of the Company are liens for taxes not yet due and payable, liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Material Adverse Effect and those reflected in the Company Disclosure Schedule. All material leases known to us pursuant to which the Company or any of its subsidiaries lease from others material amounts of real property are in good standing, valid and effective in accordance with their respective terms, and to the best of our knowledge there is not under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not, individually or in the aggregate, have a Material Adverse Effect.

         7. The Board of Directors of the Company has taken all necessary action (or refrained from taking action, where appropriate) so that no Stock Options and no Stock Purchase Rights (or any portion thereof) will be accelerated (other than those held by David M. Wood and Raymond M. Gaytan) or entitled to receive cash or other property as a result of the consummation of the transactions contemplated by the Merger Agreement, but instead shall be assumed or converted, as applicable, as provided in Section 1.06(c) thereof.

         8. The Company has filed all annual and quarterly reports (the "Reports") required to be filed by it with the United States Securities and Exchange Commission ("SEC"). We participated in the preparation of or reviewed the Reports but did not independently verify the facts contained in such Reports. Nothing has come to our attention which leads us to believe that such Reports (except as to the financial statements, the notes thereto and other accounting, statistical or financial data included therein as to which we express no view) at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

_______________, 1996
Page 6


         We further advise you that as counsel to the Company, we reviewed and participated in the preparation of the Proxy Statement/Prospectus. The limitations inherent in the review of factual and other matters included or contemplated by the Proxy Statement/Prospectus, and the character or determinations involved in such process are such, however, that we do not make any warranty or representation concerning, or assume any such responsibility for, the accuracy, completeness or fairness of any of the statements contained in the Proxy Statement/Prospectus.

         Based upon and subject to the foregoing, nothing has come to our attention that would lead us to believe that, insofar as it relates to the Company, the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto were mailed to stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, (except as to the financial statements, the notes thereto, accounting and other statistical or financial data included therein as to which we express no view or opinion) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Whenever our opinion herein with respect to the existence or nonexistence of facts is qualified by the phrase "to our knowledge," or any similar phrase implying a limitation on the basis of knowledge, such phrase means only that the individual attorneys currently in this firm who have had active involvement in the transactions contemplated by the Merger Agreement do not have actual knowledge that the facts as stated herein are untrue. Unless otherwise expressly stated herein, such persons have not undertaken any investigation to determine the existence or nonexistence of such facts.

         This opinion is rendered only to you and is solely for your benefit in connection with the above transaction. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

                                Very truly yours,

                                Irell & Manella

                    [FORM OF OPINION OF RUSS, AUGUST & KABAT]

                                                        __________________, 1996

National Media Corporation
1700 Walnut Street
Philadelphia, PA 19103

Dear Sirs:

We have acted as counsel to Positive Response Television, Inc., a California corporation (the "Company") in connection with certain trademark, copyright and patent matters, as well as business litigation in which the Company has been named as a party plaintiff or defendant. The opinion contained herein is being delivered to you pursuant to Section 6.02(g) of that certain Agreement and Plan of Merger and Reorganization by and among National Media Corporation and the Company dated January __, 1996 (the "Merger Agreement"). All capitalized terms utilized but not otherwise defined herein shall be deemed to have the meaning ascribed thereto in the Merger Agreement.

1. The Company or its subsidiaries own, or are licensed or otherwise possess legally sufficient rights to use all material, patents, trademarks, trade names, service marks, copyrights and any applications therefore, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company as currently conducted or planned to be conducted in any material respect. All material patents, registered trademarks, trade names and copyrights held by the Company or its subsidiaries are valid and subsisting. All presently pending applications, however, may or may not ultimately issue as patents, registered trademarks, or copyrighted registrations. To the best of our knowledge, there is no unauthorized use, infringement or misappropriation by the Company of any intellectual property rights owned by any third party, including any employee or former employee of the Company or its subsidiaries. To the best of our knowledge, after due inquiry, other than as set forth in the Merger Agreement and/or the Company Disclosure Schedule, neither the Company or any of its subsidiaries has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of trade secrets, any patents, trademarks, service marks, tradenames or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that the Company or any of its subsidiaries may be engaged in such infringement.(1)

--------
         In the interest of caution and full disclosure, the following matters may peripherally involve intellectual property rights: (a) BluBlocker Corporation v. Positive Response Television, Inc., Eagle Eyes, et al.; (b) The Komando Corporation, et al. v. Positive Response, et. al.,; (c) Sylver Enterprises, Inc. v. The Hammond Companies, and Positive Response, et al.; and
(d) a potential action by Bodylines, Inc. asserting that PRTV is somehow breaching an agreement not to disclose proprietary data by proceeding with an infomercial campaign featuring a breast enhancement product competitive with Bodylines, Inc.'s "accents" breast enhancement product.

2. Except as set forth in the Company's SEC reports, to the best of our knowledge after due inquiry, there are no claims, actions, suits, proceedings or investigations, pending or threatened against the Company or any of its subsidiaries, or any properties or rights of the Company, or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated by the Merger Agreement or could result in a Material Adverse Affect.

                                            Very truly yours,

                                            RUSS, AUGUST & KABAT

                                            Larry C. Russ

                     [FORM OF OPINION OF HARVEY SAFERSTEIN]

                                                          __________, 1996

National Media Corporation
1700 Walnut Street
Philadelphia, PA  19103

Dear Sir or Madam:

         In connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of January __, 1996 (the "Merger Agreement"), by and among National Media Corporation ("Parent"), PRT Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), and Positive Response Television, Inc. (the "Company"), I have been asked by the Company to render an opinion with regard to certain infomercials produced by the Company. The opinion contained herein is being delivered to you pursuant to
Section 6.02(g) of the Merger Agreement. All capitalized terms used herein which are not specifically defined herein shall have the meanings ascribed thereto in the Merger Agreement.

         I have periodically reviewed, as counsel, when requested by the Company, the videotaping, editing, and/or working scripts for certain of the Company's infomercials. I have also, as counsel, when requested by the Company, reviewed materials the Company has provided to me purporting to substantiate certain claims contained in those infomercials. In that connection I typically reviewed the various draft show outlines, working scripts, uncut videotapes, competitive information, competitive videos, written product materials and/or other data supplied by the Company to me to evaluate the infomercial or materials. For some infomercials I reviewed only the scripts and the resulting videotape and did not attend the filming; for others I attended the filming. In that connection I have also reviewed the terms of a consent order between the Federal Trade Commission and the Company. The infomercials I reviewed as described since January 1994 include: Magic Shine, Tai Chi, Perfect Hair, Nectar Valley, Super Slicer, Mathemagics, SRX, Bow Dazzler, and Cyberedge. Of those infomercials I attended the videotaping of Nectar Valley, Mathemagics, SRX, Bow Dazzler, and Cyberedge. Based on the above reviews, I have concluded and hereby advise you that the infomercials referred to above do not violate any material terms of the Consent Order.

         I have taken no further steps, inquiries, or independent investigations, since my contemporaneous counseling described above. However, I have turned over relevant substantiation materials in my files to the Company for purposes of a due diligence inquiry by National Media Corporation counsel and have discussed various infomercials with said counsel for National Media Corporation.

         If you have any further questions please do not hesitate to call me.

                                                   Sincerely,

                                                   Harvey I. Saferstein

                                    EXHIBIT E

                              EMPLOYMENT AGREEMENT

        AGREEMENT, made as of the _____ day of __________, 1996, by and between POSITIVE RESPONSE TELEVISION, INC., a Delaware corporation (the "Company") and a wholly-owned subsidiary of National Media Corporation ("National Media"), NATIONAL MEDIA and MICHAEL LEVEY ("Executive").

                               W I T N E S S E T H

        WHEREAS, National Media acquired Positive Response Television, Inc., a California corporation ("Old PRTV") through the merger of Old PRTV into the Company and intends that the Company function as an operating subsidiary of National Media;

        WHEREAS, Executive is willing to serve the Company on a full-time basis during the term hereof as its Chief Executive Officer, subject to the terms and conditions hereinafter set forth; and

        WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions hereof.

        NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is agreed as follows:

         1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment from the Company as its Chief Executive Officer, upon the terms and conditions hereinafter set forth. It is the intention of the parties that the Company shall be operated as an operating subsidiary of National Media, conducting business as an infomercial company, including without limitation, the creation and production of infomercials, creation and execution of telemarketing campaigns, selection and acquisition of products, acquisition of media time (as part of, and consistent with, the overall National Media United States integrated media strategy), and entering into product distribution agreements for third party shows or other arrangements with respect to the foregoing, in each case on terms deemed appropriate by Executive in the exercise of his good faith business judgment. National Media shall provide adequate funding for the Company in accordance with annual budgets and individual product budgets prepared by management of the Company, approved by Executive, and approved by the Company's Board of Directors and the Chief Executive Officer of National Media. So long as such action does not conflict with any other contractual obligations of National Media, National Media shall give to the

Company the first opportunity to exploit any product or service offered to it for sale through infomercial or similar channels of distribution.

        2. Term of Employment. The term ("Term") of this Agreement shall commence as of ____________, 1996 (the "Commencement Date") and shall continue thereafter until the fifth anniversary of the Commencement Date (the "Initial Termination Date"), unless sooner terminated in accordance with the terms hereof. The Term of this Agreement shall be automatically renewed for successive one-year periods, and the Termination Date shall be automatically extended accordingly, unless this Agreement is terminated by either party upon six (6) months' written notice prior to the end of the then current Term. As used herein, "Term" shall refer to the initial Term of this Agreement as extended by any renewal Term then in effect; and "Termination Date" shall refer to the last day of the Term of this Agreement, as it may have been extended.

         3. Duties. Executive shall be engaged as, and hold the position of, Chief Executive Officer of the Company. Executive shall have such authority and responsibilities as are normally attendant thereto and agrees to perform such duties and render such services consistent therewith, and as may from time to time be reasonably required of him by the Company. The Board of Directors of the Company (the "Board") shall be comprised of five members, including Executive, the President of the Company and three other directors designated by National Media. If the Board shall establish an Executive Committee, Executive shall be a member of such committee. The Company's and Executive's principal place of business shall be in the greater Los Angeles, California area. Executive shall also serve as Executive Vice President of National Media. To the extent such appointment does not violate applicable law or regulations or otherwise materially adversely affect National Media, National Media shall cause Executive to be appointed to serve during the Term as a director of Quantum International, Ltd. and such other subsidiaries of National Media as shall be mutually agreed upon by Executive and National Media. Executive shall devote his full business time, attention and best efforts to the affairs of the Company during the term of this Agreement. Executive will report directly to the Board and the Chief Executive Officer of National Media and the exercise of his duties hereunder shall be subject to their oversight. Executive may participate in other businesses and act as a director of any profit or nonprofit corporation, so long as such activity is not competitive with the business of the Company in any material respect and does not materially detract from the performance of his duties as a full-time executive of the Company.

         4. Compensation and Reimbursement for Expenses.

                4.1 Base Salary. The Company shall pay to Executive a minimum base salary of Three Hundred and Twenty Five Thousand Dollars ($325,000.00) per annum (as the same may be increased from time to time, the "Base Salary"). The Base Salary shall be payable in accordance with the Company's regular payroll practices, as determined by the Board in effect from time to time (but not less frequently than bi-monthly) and shall be subject to annual review and adjustment as the Board deems appropriate. The Base Salary may be increased or decreased from time to time in the discretion of the Company's Board; provided, however, that Executive's Base Salary shall at no time be less than Three Hundred Twenty Five Thousand Dollars ($325,000.00).

                4.2 Annual Bonus. In addition to the other amounts payable to Executive hereunder, Executive shall participate in National Media's Management Incentive Plan ("MIP"), beginning with National Media's Plan Year (as defined in the MIP) ending March 31, 1997 on terms similar to other senior executives of National Media holding comparable positions. The amount of bonus payable under the MIP shall be based on performance (including, but not limited to, Executive's ability to operate the Company within the budgets established as aforesaid) in accordance with the provisions of the MIP, as determined by the Compensation Committee of National Media's Board of Directors. Should National Media or the Company adopt other annual or long-term bonus or incentive plans in lieu of or in addition to the MIP, Executive shall be entitled to participate in all such plans on terms comparable to other senior executives of National Media or the Company, as the case may be, holding similar positions.

                4.3 Reimbursement of Expenses. The Company will promptly reimburse Executive, upon receipt of vouchers therefor, for all reasonable and necessary expenses incurred by Executive for travel, entertainment and miscellaneous and other business expenses which are incurred in connection with the performance of his duties hereunder. Such reimbursements shall be made in accordance with the Company's regular reimbursement procedures and practices in effect from time to time for similarly situated officers of the Company or of National Media and its other subsidiaries.

         5. Fringe Benefits.

                5.1 General. Executive shall be entitled to participate in any and all fringe and other benefit programs generally available to the officers of National Media and its subsidiaries, including without limitation, stock option plans, incentive plans, profit sharing plans, pension plans, thrift and savings plans, insurance plans, supplemental insurance and benefit plans. However, nothing contained in this subparagraph 5.1 shall be construed as requiring the Company or National Media generally to maintain any such fringe benefit program.

                5.2 Plans. Executive shall be entitled to participate in any and all employee benefit and/or welfare plans, including but not limited to health, medical, and savings investment plans sponsored by the Company for its, or National Media for its and its subsidiaries', officers and/or employees, and receive any other benefits generally applicable to officers of the Company or those of National Media and its other subsidiaries.

                5.3 Stock Options. As an inducement to the Executive to enter the employ of the Company and to increase National Media shareholder value, National Media hereby grants to the Executive, non-qualified stock options (the "Options") to purchase up to 300,000 shares (the "Additional Shares") of National Media common stock on terms that would otherwise apply if the Options were issued under National Media's 1991 Stock Option Plan. The specific terms of such conditional grant shall be set forth in a separate stock option agreement. Notwithstanding the foregoing, such Options shall not be issued pursuant to National Media's 1991 Stock Option Plan. The exercise price under the Options shall be equal to the closing price of National Media's common stock on the New York Stock Exchange as of the date hereof. The Options shall expire five (5) years from the date hereof and shall vest as follows, assuming that, as of such date, the Executive is still in the active employ of the Company:

              (a) one third shall vest on the first anniversary date of the date hereof;

              (b) one third shall vest on the second anniversary of the date hereof; and

              (c) one third shall vest on the third anniversary of the date hereof.

              5.4 Life Insurance.

                (a) Purchase. During the Term of this Agreement, the Company shall provide Executive, or at the option of Executive, Executive's Life Insurance Trust, with a Company-paid term life insurance policy in the face amount of $2,000,000. At Executive's option, Executive may obtain an insurance policy in lieu of a policy provided by the Company hereunder, and the Company shall pay premiums therefor as set forth in invoices presented to the Company. The owner of such life insurance policy shall be Executive or Executive's Life Insurance Trust, and the beneficiary under such policy shall be, as directed by Executive. Upon the termination of Executive's employment hereunder, Executive may purchase any such insurance policy at a price to be negotiated in good faith by Executive and the Company.

                (b) Payment of Premiums. The Company shall timely pay all premiums for such life insurance whether provided by the Company for Executive or by Executive's Life Insurance Trust for the Executive.

                (c) Medical Examinations. Executive agrees to submit to all medical examinations, supply all information and execute all documents required by the insurance company in connection with the issuance of a policy for such insurance as well as for any key man insurance the Company or National Media may desire to maintain on Executive's life. The Company shall reimburse Executive for any costs incurred by Executive for any such medical examinations.

                5.5 Automobile Allowance. At the present time, the Company, as successor in interest to Old PRTV, leases a Mercedes Benz 600 SL automobile for use by Executive. The lease (the "Lease") on such vehicle runs through August 30, 1998. Through the expiration of such Lease, the Company will continue to fulfill all monetary obligations under the Lease. Executive shall be responsible, and shall not be reimbursed, for maintenance and all other costs relating to the operation of such vehicle. Following expiration of the Lease, during the Term and so long as Executive is in the active employ of the Company, the Company shall pay Executive a monthly automobile allowance of Eight Hundred Dollars ($800.00) which shall be deemed to compensate Executive for all automobile related costs, including, but not limited to, insurance, fuel, maintenance, wear and tear, etc.

                5.6 Vacations; Holidays; Sick Leave. Executive shall be entitled to such number of paid vacation days in each calendar year as are generally awarded to senior executive officers of National Media, but not less than three
(3) weeks in any calendar year (prorated in any calendar year during which Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which he is so employed). Executive shall not be permitted to carry over any portion of Executive's accrued but unused vacation time from one fiscal year to the next fiscal year; provided, however, that in the event applicable law renders the preceding clause unenforceable, Executive shall be permitted to carry over accrued but unused vacation time, but in no event shall Executive be permitted to accrue at any time more than three (3) weeks' vacation time. Executive shall also be entitled to all paid holidays and sick leave as are generally awarded to senior executives of National Media.

         6. National Media Common Stock.

                6.1 Restriction on Transfer of National Media Common Stock. Executive shall not (and Executive's wife shall not), without the prior written consent of National Media (which consent will not be unreasonably withheld), agree to or permit the sale, disposition or other transfer by him and/or his Permitted Transferees (as defined below) of more than 75,000 shares of National Media Common Stock (including any shares sold by Executive's wife) in any twelve
(12) month period during the first thirty-six months following the date hereof (the "Transfer Restriction"). This Paragraph 6 shall in no way restrict or limit Executive's ability to (a) transfer shares of National Media Common Stock to his immediate family members or to a trust or trusts for the benefit of his immediate family members for estate planning purposes or (b) pledge shares of National Media Common Stock to a financial institution as security for debt incurred by Executive (all transferees permitted by clause (a) and (b) are referred to herein as "Permitted Transferees"); provided, however, that Executive and such Permitted Transferees shall (i) be bound by the Transfer Restriction and (ii) execute, prior to any such transfer to such Permitted Transferee, such documents as may be reasonably requested by the Company or National Media to evidence such Transfer Restriction.

         In the event that Executive's employment by the Company is (a) terminated by the Company for any reason other than pursuant to subparagraph

9.1(b) hereof or (b) terminated by Executive pursuant to subparagraph 9.1(c) hereof, the provisions of this Paragraph 6.1 shall terminate and be of no further force or effect.

              6.2 Registration Rights.

              (a) If, at any time during the employment of Executive by the Company pursuant hereto, National Media shall determine to register under the Securities Act of 1933 any shares of its common stock (other than a registration on Form S-8, S-4 or similar form or a registration on any form which does not include substantially the same information, other than information relating to selling stockholders or their plan of distribution, as would be required to be included in a registration statement covering the sale of the Shares (as defined below)), National Media will, subject to further provisions herein set forth, promptly give written notice thereof to Executive; and include in such registration statement (the "Registration Statement") all shares of National Media common stock owned by Executive (and/or Executive's spouse) specified in a written request made by Executive (the "Shares") within ten (10) days after the receipt of such written notice from National Media; provided, however, that Executive shall have such notice and registration rights only to the extent that National Media does not at that time have an effective registration covering the Shares. Such registration shall provide for the sale of the Shares included therein from time to time during the six month period beginning on the effective date of the Registration Statement (the "Sale Period"), subject to the provisions hereinafter set forth. All registration, filing, qualification and printing expenses incurred in connection with the Registration Statement shall be for the account of National Media; provided that all fees and disbursements of counsel retained by Executive with respect to the Registration Statement and all underwriting, brokerage or similar commissions or discounts incurred in connection with the sale of the Shares shall be for the account of Executive. National Media shall have no obligation to declare the Registration Statement effective. If the offering included in such Registration Statement is underwritten, Executive, at the election of the underwriter, shall (i) include the Shares in such underwritten offering, (ii) reduce the number of shares to be included in such offering or (iii) delay the sale of the Shares for such period as other selling stockholders agree to delay the sale of their shares included in such registration, in any case upon such terms and conditions as determined by the managing underwriter in its sole discretion but on terms substantially similar to other persons in similar positions. If Executive is required to delay such sale pursuant to clause (iii) in the immediately preceding sentence, the Sale Period shall commence upon the expiration of any such delay. Executive shall furnish in writing to National Media such information regarding the Executive and the distribution proposed by the Executive as the Company may request in writing and as shall be required in connection with any registration. Executive shall also execute such documents as may be required by National Media or any underwriter in connection with such registration. Notwithstanding anything to the contrary contained in this subparagraph 6.2(a), the rights granted to Executive hereunder are subordinated, subject to the terms and conditions and the prior satisfaction of all registration and related rights granted by National Media prior to the date hereof.

                (b) Notwithstanding any provision to the contrary set forth in subparagraph 6.2(a) above, National Media covenants and agrees to include in that certain registration statement on Form S-8 which National Media has agreed to prepare and file pursuant to the terms of Section 5.05(c) of that certain Agreement and Plan of Merger and Reorganization, dated as of January __, 1996, by and between National Media, the Company and Old PRTV, the resale by Executive of the Additional Shares issuable by National Media upon the exercise by Executive of the Options.

         7. Non-Disclosure. Executive shall not at any time during the Term of this Agreement or thereafter, except as properly required in the conduct of the business of the Company and as authorized by the Company, or as otherwise required by law or court order, disclose or authorize anyone else to disclose any secret, proprietary or confidential information, material or matter relating to the Company or any of its customers.

         8. Covenant Not to Compete; Right of First Refusal.

                8.1 Covenant Not to Compete. From the Commencement Date through the fifth (5th) anniversary of the Commencement Date, Executive shall not, without the prior written consent of the Company, engage directly or indirectly in any television infomercial venture or any television infomercial production activities which is competitive with the business of the Company or of National Media and shall not be an officer, director, employee, independent contractor or Substantial Owner of any such restricted business. "Substantial Owner" as used herein shall mean an owner of at least five percent (5%) of the beneficial equity or voting interests in a subject restricted business. Notwithstanding the foregoing, (a) if Executive terminates this Agreement pursuant to subparagraph 9.1(c) hereof, the restrictions described above shall terminate as of the date of such termination; and (b) if the Company terminates Executive's employment other than pursuant to subparagraph 9.1(b) hereof, the restrictions described above shall terminate upon the cessation of any severance payments due Executive hereunder.

                Executive acknowledges that the obligations and restrictions contained in this Paragraph 8, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company and that any violation thereof would result in irreparable injury to the Company. Executive understands and agrees that the remedies at law for any breach of the forgoing covenant may be inadequate and that the Company may be entitled to, in addition to all other remedies which it may have, enforcement of this Agreement by injunctive relief or by decree of specific performance in a court of competent jurisdiction. If one or more of the provisions contained in this Paragraph 8 shall for any reason be held to be excessively broad in scope, subject or otherwise, to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, as the case may be, so as to be enforceable to the maximum extent compatible with applicable law then in existence.

                Executive hereby grants to National Media the right of first refusal to participate in any infomercial-related project which he may become involved with in any capacity, including, but not limited to, any project which any company he may hereafter be employed or retained by becomes involved with. Such right shall be communicated to National Media in writing. The terms of such offered participation shall be consistent with the prevailing industry standards and practices. Should National Media decline to participate, Executive shall be free to offer participation on substantially similar terms to a third party. Such right of first refusal shall extend for a period of two (2) years following the termination of Executive's employment with the Company but shall not apply if Executive has terminated his employment pursuant to subparagraph 9.1(c) or if the Company has terminated Executive's employment other than pursuant to subparagraph 9.1(b).

         9. Termination.

                9.1 Executive's employment under this Agreement shall terminate upon the occurrence of any of the following:

                (a) Death or Disability. In the event of Executive's death, this Agreement shall terminate as of the date of death. If Executive becomes "Permanently Disabled" (meaning that, in the opinion of an independent physician selected by National Media and reasonably satisfactory to Executive or his representative, he is unable to perform his duties hereunder due to partial or total mental or physical disability for an aggregate of 180 days (whether or not consecutive) in any consecutive twelve (12) month period). National Media shall have the right to terminate this Agreement by giving Executive thirty (30) days prior written notice thereof, and upon the expiration of such thirty (30) day period, Executive's employment under this Agreement shall terminate. If Executive shall resume his duties within thirty (30) days after receipt of such notice of termination and continue to perform such duties for four (4) consecutive weeks thereafter, this Agreement shall continue in full force and effect, without any reduction in Base Salary, other compensation and other benefits, and the notice of termination shall be considered null and void and of no effect.

                (b) Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment if the Executive, in the reasonable judgment of the Company, (i) materially breaches any of his agreements, duties or obligations under this Agreement and has not cured, or commenced in good faith to cure, such breach within thirty (30) days after notice; (ii) embezzles or converts to his own use any funds of the Company or any client or customer of the Company; (iii) converts to his own use or unreasonably destroys any property of the Company without the Company's consent;
(iv) is convicted of a felony; (v) is adjudicated as mentally incompetent; or
(vi) is habitually intoxicated or is diagnosed by an independent medical doctor to be addicted to any unlawful drug or any controlled substance or drug which impacts upon his ability to perform his duties hereunder. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Executive has received thirty (30) days' prior written notice (the "Dismissal Notice") of such termination during which period he has been provided with the opportunity, with his legal counsel present, to address the Board with respect to the alleged grounds for the termination. In the event Executive does not dispute such determination within thirty (30) days after receipt of the Dismissal Notice, Executive shall not have the remedies provided pursuant to Paragraph 11 of this Agreement.

                (c) Company Breach. In the event of the Company's material breach of any provisions of this Agreement, Executive shall have the right to terminate his employment hereunder; provided that Executive shall give written notice to the Company of his intent to so terminate setting forth the basis for such termination, and the Company shall then have thirty (30) days after receipt of such notice to cure the subject breach.

                9.2 Termination Obligations of Executive. In the event Executive's employment under this Agreement is terminated, Executive, or his legal representative in case of termination by death or Executive's physical or mental incapacity to serve, shall:

                (a) by the close of the next business day following termination, resign from all corporate and board positions held in National Media, the Company and any of their respective subsidiaries and affiliated companies;

                (b) promptly return to a representative designated by the Company all property, including but not limited to, keys, identification cards and credit cards of the Company or any of its subsidiaries or affiliated companies; and

                (c) incur no further expenses or obligations on behalf of the Company or any of its subsidiaries and affiliated companies.

        10. Termination Compensation.

                10.1 Compensation. Subject to the terms of subparagraph 10.2 hereof, in the event that Executive shall terminate his employment under this Agreement pursuant to subparagraph 9.1(c) above, or if the Company shall terminate Executive's employment under this Agreement prior to the Termination Date for any reason other than those set forth in subparagraphs 9.1(a) or (b), the Company shall (a) pay Executive or, in the event of Executive's death following termination, Executive's estate (i) his full Base Salary through the date of termination at the rate in effect at the time notice of such termination is given; and (ii) in lieu of any further salary or other payments to Executive hereunder for periods subsequent to the date of termination, the Company shall pay as liquidated damages to Executive in accordance with the terms of subparagraph 10.2 hereof an amount equal to his full Base Salary through the Termination Date (without regard to the actual date of termination of employment) calculable at the then current Base Salary, but in no event less than one (1) year's Base Salary; and (b) maintain in full force and effect for the continued benefit of Executive through the earlier of the Termination Date or Executive obtaining similar benefits through other employment, all employee benefit plans and programs, not including any stock option, bonus or other compensation type plans, in which Executive was entitled to participate immediately prior to Executive's discharge or resignation, provided that Executive's continued participation is possible under the general terms and provisions of such benefit plans and programs and otherwise in accordance with applicable law. In the event that Executive's participation in any such benefit plan or program is barred, the Company shall make all reasonable efforts to arrange to provide Executive, at the Company's expense, with benefits substantially similar to those which Executive is entitled to receive under such plans and programs.

                10.2 In the event that Executive is entitled to receive severance in accordance with subparagraph 10.1(ii) hereof, such severance shall be paid to Executive in accordance with the Company's normal payroll practices in effect from time to time as if Executive was employed by the Company through the Termination Date; provided, however, that in the event that Executive violates the Covenant Not to Compete contained in Paragraph 8 hereof, in addition to all other rights and remedies which the Company may have, the foregoing severance shall only be payable through the date of such violation and the Company shall be entitled to cease providing Executive with the benefits to which he would otherwise be entitled.

                10.3 No Mitigation. Executive shall not be required to mitigate the amount of any payments provided for in subparagraph 10.1 above by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned as a result of employment by another employer.

         11. Change in Control. Within thirty (30) days following a Change in Control, as hereinafter defined, notwithstanding anything in this Agreement to the contrary, Employee may terminate this Agreement by giving the Company at least thirty (30) days' prior written notice of the effective date of such termination and upon such termination, all of the terms and provisions of this Agreement (including the provisions contained in Paragraph 8 hereunder) shall terminate and be of no further force and effect. As used in this Paragraph 11, a "Change in Control" shall be deemed to have occurred only if (a) any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) acquires direct or indirect control over the voting power of the voting stock of National Media in a transaction not approved by the Company's Board of Directors or (b) a majority of the members of the Board of Directors of National Media cease being "Continuing Directors". A "Continuing Director" shall be deemed to be a member of the National Media Board of Directors who either is a National Media director on the date of this Agreement or is hereafter nominated for election or appointed to the National Media Board of Directors by the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or appointment.

        12. Arbitration. In the event of a dispute hereunder, both parties agree to resolve such dispute according to the policies and procedures of the American Arbitration Association ("AAA"). Within fifteen (15) days of notice of such dispute, the Executive or the Company, as the case may be, shall, in accordance with the Rules of AAA, file a petition with the AAA for arbitration of the dispute, in the City of Philadelphia, Pennsylvania. The costs, including legal fees, of any such dispute shall be borne by the party incurring such fees and/or costs. Such proceeding shall also determine all other disputes between the parties relating to Executive's employment. The parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their rights to appeal therefrom.

         13. Counsel Fees and Indemnification.

                (a) In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, including participation in any proceeding contesting the validity or enforceability of this Agreement and any arbitration proceeding pursuant to Paragraph 12 of this Agreement, the Executive shall be entitled to recover from the Company his reasonable attorneys' fees and costs and expenses in connection with the enforcement of his rights. No fees shall be payable if the Company is successful on the merits.

                (b) The Company shall indemnify, defend and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of any act or omission of Executive in his capacity as an officer, director or employee of the Company, or of National Media or any of its subsidiaries, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor. Expenses (including attorneys' fees) incurred by Executive in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this subparagraph 13(b). National Media shall at all times include Executive as an insured under all of its directors and officers liability insurance, covering his services for National Media, the Company and any of their respective affiliates, on a basis at least as favorable as other senior officers of National Media.

                (c) The Company shall at all times fulfill Old PRTV's indemnification obligations to Executive.

                (d) The provisions of this Paragraph 13 shall survive termination of this Agreement and shall survive indefinitely with respect to any cost or liability incurred by Executive on account of any actual or alleged act, omission, or decision by Executive during the Term.

         14. Notices. Unless either party notifies the other to the contrary, any notice required hereunder shall be duly given if delivered in person or by registered first class mail or recognized overnight mail carrier:

                           If to the Company, to:

                                    Positive Response Television, Inc.
                                    c/o National Media Corporation
                                    1700 Walnut Street
                                    Philadelphia, PA  19103
                                    Attention:  President

                           If to National Media, to:

                                    National Media Corporation
                                    1700 Walnut Street
                                    Philadelphia, PA  19103
                                    Attention:  President

                           If to Executive, to:

                                    Michael Levey
                                    _______________________

                                    ____________, California _____

         15. General Provisions.

              15.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Executive, his designees, and his estate. Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell or otherwise dispose of the rights to receive the payments provided in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable (except by death or otherwise by operation of law).

              15.2 Set-Off. Executive hereby acknowledges and agrees that the Company shall have the right to set-off against any amounts payable by the Company to Executive under this Agreement all amounts payable to the Company by Executive under any notes receivable of the Company from Executive (to the extent there is any uncured default thereunder) or any other agreement or pursuant to any other arrangement.

              15.3 Governing Law. This Agreement shall be governed by the laws of the State of Pennsylvania from time to time in effect.

              15.4 Entire Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by a writing signed by the parties hereto. Any written amendment, waiver or termination hereof executed by the Company and Executive (or his estate) shall be binding upon them and upon all persons, without the necessity of securing the consent of any other person and no person shall be deemed to be a third party beneficiary under this Agreement.

              15.5 Third Party Beneficiaries. Except as provided in this Agreement, each of Executive and the Company intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Executive and the Company. Notwithstanding the foregoing, Executive and the Company acknowledge that National Media shall receive the benefits of, and be entitled to enforce, all of the Company's rights contained in this Agreement.

              15.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

              15.7 No Waiver. Except as otherwise expressly set forth herein, no failure on the part of either party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

              15.8 Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict any of the terms or provisions hereof.

              15.9 National Media Guarantee. National Media hereby guarantees the obligations of the Company to Executive hereunder and agrees, in the event the Company is unable to fulfill its obligations to Executive pursuant to the terms hereof, to make such payments and provide such benefits to Executive in accordance with the terms of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                  POSITIVE RESPONSE TELEVISION,
                                         INC.

________________________           By:   ____________________________________
(SEAL)                                   Name:
                                         Title:

WITNESS:

________________________           By:   ____________________________________
                                         MICHAEL LEVEY


ATTEST:                                  NATIONAL MEDIA CORPORATION

________________________           By:   ____________________________________
(SEAL)                                   Name:
                                         Title:

                                    EXHIBIT F

                              EMPLOYMENT AGREEMENT

                  AGREEMENT, made as of the _____ day of ____________, 1996, by and between POSITIVE RESPONSE TELEVISION, INC., a Delaware corporation (the "Company") and a wholly-owned subsidiary of National Media Corporation ("National Media"), and LISA LEVEY ("Executive").

                              W I T N E S S E T H:

                  WHEREAS, Executive is willing to serve the Company on a full-time basis during the term hereof as a Vice President, subject to the terms and conditions hereinafter set forth; and

                  WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions hereof.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is agreed as follows:

                  1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment from the Company, upon the terms and conditions hereinafter set forth.

                  2. Term of Employment. The term ("Term") of this Agreement shall commence as of ____________, 1996 (the "Commencement Date") and shall continue thereafter until the fifth anniversary of the Commencement Date (the "Initial Termination Date"), unless sooner terminated in accordance with the terms hereof. The Term of this Agreement shall be automatically renewed for successive one-year periods, and the Termination Date shall be automatically extended accordingly, unless this Agreement is terminated by either party upon six (6) months' written notice prior to the end of the then current Term. As used herein, "Term" shall refer to the initial Term of this Agreement as extended by any renewal Term then in effect; and "Termination Date" shall refer to the last day of the Term of this Agreement, as it may have been extended.

                  3. Duties. Executive shall be engaged as, and hold the position of, Vice President of the Company. Executive shall have such authority and responsibilities as are normally attendant thereto and agrees to perform such duties and render such services consistent therewith, and as may from time to time be reasonably required of her by the Company. Executive shall devote her full business time, attention and best efforts to the affairs of the Company during the term of this Agreement. Executive will report directly to the Company's Board of Directors (the "Board") and the Chief Executive Officers of each of the Company and National Media.

                  4. Compensation and Reimbursement for Expenses.

                     4.1 Base Salary. The Company shall pay to Executive a minimum base salary of Two Hundred Thousand Dollars ($200,000.00) per annum (as the same may be increased from time to time, the "Base Salary"). The Base Salary shall be payable in accordance with the Company's regular payroll practices, as determined by the Company's Board of Directors, in effect from time to time (but not less frequently than bi-monthly) and shall be subject to annual review and adjustment as the Board deems appropriate. The Base Salary may be increased or decreased from time to time in the discretion of the Company's Board; provided, however, that Executive's Base Salary shall at no time be less than Two Hundred Thousand Dollars ($200,000.00).

                     4.2 Annual Bonus. In addition to the other amounts payable to Executive hereunder, Executive shall participate in National Media's Management Incentive Plan ("MIP"), beginning with National Media's Plan Year (as defined in the MIP) ending March 31, 1997 on terms similar to other executives of National Media holding comparable positions. The amount of bonus payable under the MIP shall be based on performance in accordance with the provisions of the plan, as determined by the Compensation Committee of National Media's Board of Directors. Should National Media or the Company adopt other annual or long-term bonus or incentive plans in lieu of or in addition to the MIP, Executive shall be entitled to participate in all such plans on terms comparable to other executives of National Media or the Company, as the case may be, holding comparable positions.

                     4.3 Reimbursement of Expenses. The Company will promptly reimburse Executive, upon receipt of vouchers therefor, for all reasonable and necessary expenses incurred by Executive for travel, entertainment and miscellaneous and other business expenses which are incurred in connection with the performance of her duties hereunder. Such reimbursements shall be made in accordance with the Company's regular reimbursement procedures and practices in effect from time to time for similarly situated officers of the Company or of National Media and its other subsidiaries.

                  5. Fringe Benefits.

                     5.1 General. Executive shall be entitled to participate in any and all fringe and other benefit programs generally available to the officers of National Media and its subsidiaries, including without limitation, stock option plans, incentive plans, profit sharing plans, pension plans, thrift and savings plans, insurance plans, supplemental insurance and benefit plans. However, nothing contained in this subparagraph 5.1 shall be construed as requiring the Company or National Media generally to maintain any such fringe benefit program or to make any discretionary grant to Executive thereunder.

                     5.2 Plans. Executive shall be entitled to participate in any and all employee benefit and/or welfare plans, including but not limited to health, medical, and savings investment plans sponsored by the Company for its, or National Media for its and its subsidiaries', officers and/or employees, and receive any other benefits generally applicable to officers of the Company or those of National Media and its other subsidiaries. If the above-referenced health/medical plans do not cover female fertility treatments at least to the same extent that the health/medical insurance applicable to Executive under the coverage provided to Executive by the Company's predecessor in interest did, the Company shall, in addition to the foregoing, provide supplemental coverage to cover such treatments or reimburse Executive for the actual cost of such treatments.

                     5.3 Automobile Allowance. During the Term, the Company shall pay Executive a monthly automobile allowance of Six Hundred Dollars ($600.00) which shall be deemed to compensate Executive for all automobile related costs, including, but not limited to, insurance, fuel, maintenance, wear and tear, etc.

                     5.4 Vacations; Holidays; Sick Leave. Executive shall be entitled to such number of paid vacation days in each calendar year as are generally awarded to senior officers of National Media and/or its subsidiaries holding comparable positions, but not less than three (3) weeks in any calendar year (prorated in any calendar year during which Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which she is so employed). Executive shall not be permitted to carry over any portion of Executive's accrued but unused vacation time from one fiscal year to the next fiscal year; provided, however, that in the event applicable law renders the preceding clause unenforceable, Executive shall be permitted to carry over accrued but unused vacation time, but in no event shall Executive be permitted to accrue at any time more than three (3) weeks' vacation time. Executive shall also be entitled to all paid holidays and sick leave as are generally awarded to officers of National Media and/or its subsidiaries holding comparable positions.

                     5.5 Maternity Leave Matters. The Company and National Media acknowledge that Executive may become pregnant during the term of her employment hereunder and that it may be necessary for her to take an extended maternity leave in order to safeguard her health and that of her child. Accordingly, Executive shall be entitled to paid maternity leave in accordance with National Media's short-term disability policy. In addition, Executive shall be entitled to unpaid maternity leave for up to an additional eight (8) weeks prior to and/or after such birth if she or her physician believe such leave is necessary or desirable. In addition, the Company and National Media agree that, to the extent that during any such pregnancy Executive is able to perform some of her job functions from her home, National Media and Executive will equitably adjust the terms of this Agreement to reflect any incremental costs incurred by the Company due to such arrangement and to further reflect the actual job functions which Executive is able to perform. Such diminished performance of her duties shall not constitute grounds for the Company to terminate this Agreement unless Executive has ceased to seek to perform her obligations hereunder in good faith.

                  6. Restriction on Transfer of National Media Common Stock. Executive shall not (and Executive's husband, Michael Levey, shall not), without the prior written consent of National Media (which consent will not be unreasonably withheld), agree to or permit the sale, disposition or other transfer by her and/or her Permitted Transferees (as defined below) of more than 75,000 shares of National Media Common Stock (including any shares sold by Michael Levey) in any twelve (12) month period during the first thirty-six months following the date hereof (the "Transfer Restriction"). This Paragraph 6 shall in no way restrict or limit Executive's ability to (a) transfer shares of National Media Common Stock to her immediate family members or to a trust or trusts for the benefit of her immediate family members for estate planning purposes or (b) pledge shares of National Media Common Stock to a financial institution as security for debt incurred by Executive (all transferees permitted by clause (a) and (b) are referred to herein as "Permitted Transferees"); provided, however, that Executive and such Permitted Transferees shall (i) be bound by the Transfer Restriction and (ii) execute, prior to any such transfer to such Permitted Transferee, such documents as may be reasonably requested by the Company or National Media to evidence such Transfer Restriction.

                  In the event that Executive's employment by the Company is (a) terminated by the Company for any reason other than pursuant to subparagraph 9.1(b) hereof or (b) terminated by Executive pursuant to subparagraph 9.1(c) hereof, the provisions of this Paragraph 6 shall terminate and be of no further force or effect.

                  7. Non-Disclosure. Executive shall not at any time during the Term of this Agreement or thereafter, except as properly required in the conduct of the business of the Company and as authorized by the Company, or as otherwise required by law or court order, disclose or authorize anyone else to disclose any secret, proprietary or confidential information, material or matter relating to the Company or any of its customers.

                  8. Covenant Not to Compete. From the Commencement Date through the fifth (5th) anniversary of the Commencement Date, Executive shall not, without the prior written consent of the Company, engage directly or indirectly in any television infomercial venture or any television infomercial production activities which is competitive with the business of the Company or of National Media and shall not be an officer, director, employee, independent contractor or Substantial Owner of any such restricted business. "Substantial Owner" as used herein shall mean an owner of at least five percent (5%) of the beneficial equity or voting interests in a subject restricted business. Notwithstanding the foregoing, if (a) Executive terminates this Agreement pursuant to subparagraph 9.1(c) hereof, the restrictions described above shall terminate as of the date of such Termination; and (b) if the Company terminates Executive's employment other than pursuant to subparagraph 9.1(b) hereof, the restrictions described above shall terminate upon the cessation of any severance payments due Executive hereunder.

                  Executive acknowledges that the obligations and restrictions contained in this Paragraph 8, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company and that any violation thereof would result in irreparable injury to the Company. Executive understands and agrees that the remedies at law for any breach of the forgoing covenant may be inadequate and that the Company may be entitled to, in addition to all other remedies which it may have, enforcement of this Agreement by injunctive relief or by decree of specific performance in a court of competent jurisdiction. If one or more of the provisions contained in this Paragraph 8 shall for any reason be held to be excessively broad in scope, subject or otherwise, to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, as the case may be, so as to be enforceable to the maximum extent compatible with applicable law then in existence.

                  9. Termination.

                     9.1 Executive's employment under this Agreement shall terminate upon the occurrence of any of the following:

                     (a) Death or Disability. In the event of Executive's death, this Agreement shall terminate as of the date of death. If Executive becomes "Permanently Disabled" (meaning that, in the opinion of an independent physician selected by National Media and reasonably satisfactory to Executive or her representative, she is unable to perform her duties hereunder due to partial or total mental or physical disability for an aggregate of 180 days (whether or not consecutive) in any consecutive twelve (12) month period). National Media shall have the right to terminate this Agreement by giving Executive thirty (30) days prior written notice thereof, and upon the expiration of such thirty (30) day period, Executive's employment under this Agreement shall terminate. If Executive shall resume her duties within thirty (30) days after receipt of such notice of termination and continue to perform such duties for four (4) consecutive weeks thereafter, this Agreement shall continue in full force and effect, without any reduction in Base Salary, other compensation and other benefits, and the notice of termination shall be considered null and void and of no effect.

                     (b) Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment if the Executive, in the reasonable judgment of the Company, (i) materially breaches any of her agreements, duties or obligations under this Agreement and has not cured, or commenced in good faith to cure, such breach within thirty (30) days after notice; (ii) embezzles or converts to her own use any funds of the Company or any client or customer of the Company; (iii) converts to her own use or unreasonably destroys any property of the Company without the Company's consent;
(iv) is convicted of a felony; (v) is adjudicated as mentally incompetent; or
(vi) is habitually intoxicated or is diagnosed by an independent medical doctor to be addicted to any unlawful drug or any controlled substance or drug which impacts upon her ability to perform her duties hereunder. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Executive has received thirty (30) days' prior written notice (the "Dismissal Notice") of such termination during which period she has been provided with the opportunity, with her legal counsel, to address the Company's board of directors with respect to the alleged grounds for the termination. In the event Executive does not dispute such determination within thirty (30) days after receipt of the Dismissal Notice, Executive shall not have the remedies provided pursuant to Paragraph 11 of this Agreement.

                     (c) Company Breach. In the event of the Company's material breach of any provisions of this Agreement, Executive shall have the right to terminate her employment hereunder; provided that Executive shall give written notice to the Company of her intent to so terminate setting forth the basis for such termination, and the Company shall then have thirty (30) days after receipt of such notice to cure the subject breach.

                  9.2 Termination Obligations of Executive. In the event Executive's employment under this Agreement is terminated, Executive, or her legal representative in case of termination by death or Executive's physical or mental incapacity to serve, shall:

                     (a) by the close of the next business day following termination, resign from all corporate and board positions held in National Media, the Company and any of their respective subsidiaries and affiliated companies;

                     (b) promptly return to a representative designated by the Company all property, including but not limited to, automobiles, keys, identification cards and credit cards of the Company or any of its subsidiaries or affiliated companies; and

                     (c) incur no further expenses or obligations on behalf of the Company or any of its subsidiaries and affiliated companies.

                  10. Termination Compensation.

                     10.1 Compensation. Subject to the terms of subparagraph
10.2 hereof, in the event that Executive shall terminate her employment under this Agreement pursuant to subparagraph 9.1(c) above, or if the Company shall terminate Executive's employment under this Agreement prior to the Termination Date for any reason other than those set forth in subparagraphs 9.1(a) or (b), the Company shall (a) pay Executive or, in the event of Executive's death following termination, Executive's estate (i) her full Base Salary through the date of termination at the rate in effect at the time notice of such termination is given; and (ii) in lieu of any further salary or other payments to Executive hereunder for periods subsequent to the date of termination, the Company shall pay as liquidated damages to Executive in accordance with the terms of subparagraph 10.2 hereof an amount equal to her full Base Salary through the Termination Date (without regard to the actual date of termination of employment) calculable at the then current Base Salary, but in no event less than one (1) year's Base Salary; and (b) maintain in full force and effect for the continued benefit of Executive through the earlier of the Termination Date or Executive obtaining similar benefits through other employment, all employee benefit plans and programs, not including any stock option bonus or other corporation type plans, in which Executive was entitled to participate immediately prior to Executive's discharge or resignation, provided that Executive's continued participation is possible under the general terms and provisions of such benefit plans and programs and otherwise in accordance with applicable law. In the event that Executive's participation in any such benefit plan or program is barred, the Company shall make all reasonable efforts to arrange to provide Executive, at the Company's expense, with benefits substantially similar to those which Executive is entitled to receive under such plans and programs.

                     10.2 In the event that Executive is entitled to receive severance in accordance with subparagraph 10.1(ii) hereof, such severance shall be paid to Executive in accordance with the Company's normal payroll practices in effect from time to time as if Executive was employed by the Company through the Termination Date; provided, however, that in the event that Executive violates the Covenant Not to Compete contained in Paragraph 8 hereof, in addition to all other rights and remedies which the Company may have, the foregoing severance shall only be payable through the date of such violation and the Company shall be entitled to cease providing Executive with the benefits to which she would otherwise be entitled.

                     10.3 No Mitigation. Executive shall not be required to mitigate the amount of any payments provided for in subparagraph 10.1 above by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned as a result of employment by another employer.

                  11. Change in Control. Within thirty (30) days following a Change in Control, as hereinafter defined, notwithstanding anything in this Agreement to the contrary, Employee may terminate this Agreement by giving the Company at least thirty (30) days' prior written notice of the effective date of such termination and upon such termination, all of the terms and provisions of this Agreement (including the provisions contained in Paragraph 8 hereunder) shall terminate and be of no further force and effect. As used in this Paragraph 11, a "Change in Control" shall be deemed to have occurred only if (a) any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) acquires direct or indirect control over the voting power of the voting stock of National Media in a transaction not approved by the Company's Board of Directors or (b) a majority of the members of the Board of Directors of National Media cease being "Continuing Directors". A "Continuing Director" shall be deemed to be a member of the National Media Board of Directors who either is a National Media director on the date of this Agreement or is hereafter nominated for election or appointed to the National Media Board of Directors by the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or appointment.

                  12. Arbitration. In the event of a dispute hereunder, both parties agree to resolve such dispute according to the policies and procedures of the American Arbitration Association ("AAA"). Within fifteen (15) days of notice of such dispute, the Executive or the Company, as the case may be, shall, in accordance with the Rules of AAA, file a petition with the AAA for arbitration of the dispute, in the City of Philadelphia, Pennsylvania. The costs, including legal fees, of any such dispute shall be borne by the party incurring such costs. Such proceeding shall also determine all other disputes between the parties relating to Executive's employment. The parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their rights to appeal therefrom.

                  13. Counsel Fees and Indemnification.

                     (a) In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of her rights under this Agreement, including participation in any proceeding contesting the validity or enforceability of this Agreement and any arbitration proceeding pursuant to Paragraph 12 of this Agreement, the Executive shall be entitled to recover from the Company her reasonable attorneys' fees and costs and expenses in connection with the enforcement of her rights. No fees shall be payable if the Company is successful on the merits.

                     (b) The Company shall indemnify, defend and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of any act or omission of Executive in her capacity as an officer, director or employee of the Company, or of National Media or any of its subsidiaries, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor. Expenses (including attorneys' fees) incurred by Executive in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this subparagraph 13(b). National Media shall at all times include Executive as an insured under all of its directors and officers liability insurance, covering her services for National Media, the Company and any of their respective affiliates, on a basis at least as favorable as other officers of National Media.

                     (c) The Company shall at all times fulfill the indemnification obligations of the Company's predecessor company.

                     (d) The provisions of this Paragraph 13 shall survive termination of this Agreement and shall survive indefinitely with respect to any cost or liability incurred by Executive on account of any actual or alleged act, omission, or decision by Executive during the Term.

                  14. Notices. Unless either party notifies the other to the contrary, any notice required hereunder shall be duly given if delivered in person or by registered first class mail or recognized overnight mail carrier:

                           If to the Company, to:

                                    Positive Response Television, Inc.
                                    c/o National Media Corporation
                                    1700 Walnut Street
                                    Philadelphia, PA  19103
                                    Attention:  President

                           If to National Media, to:

                                    National Media Corporation
                                    1700 Walnut Street
                                    Philadelphia, PA  19103
                                    Attention:  President

                           If to Executive, to:

                                    Lisa Levey
                                    _______________________

                                    ____________, California _____

                  15. General Provisions.

                     15.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Executive, her designees, and her estate. Neither Executive, her designees, nor her estate shall commute, pledge, encumber, sell or otherwise dispose of the rights to receive the payments provided in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable (except by death or otherwise by operation of law).

                     15.2 Set-Off. Executive hereby acknowledges and agrees that the Company shall have the right to set-off against any amounts payable by the Company to Executive under this Agreement all amounts payable to the Company by Executive under any other agreement or pursuant to any other arrangement.

                     15.3 Governing Law. This Agreement shall be governed by the laws of the State of Pennsylvania from time to time in effect.

                     15.4 Entire Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by a writing signed by the parties hereto. Any written amendment, waiver or termination hereof executed by the Company and Executive (or her estate) shall be binding upon them and upon all persons, without the necessity of securing the consent of any other person and no person shall be deemed to be a third party beneficiary under this Agreement.

                     15.5 Third Party Beneficiaries. Except as provided in this Agreement, each of Executive and the Company intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Executive and the Company. Notwithstanding the foregoing, Executive and the Company acknowledge that National Media shall receive the benefits of, and be entitled to enforce, all of the Company's rights contained in this Agreement.

                     15.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

                     15.7 No Waiver. Except as otherwise expressly set forth herein, no failure on the part of either party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                     15.8 Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict any of the terms or provisions hereof.

                     15.9 National Media Guarantee. National Media hereby guarantees the obligations of the Company to Executive hereunder and agrees, in the event the Company is unable to fulfill its obligations to Executive pursuant to the terms hereof, to make such payments and provide such benefits to Executive in accordance with the terms of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                               POSITIVE RESPONSE TELEVISION,
                                      INC.

________________________        By:   ____________________________________
(SEAL)                                Name:
                                      Title:

WITNESS:

________________________              ______________________________________
                                      LISA LEVEY

                  National Media hereby guarantees the obligations of the Company to Executive hereunder and agrees, in the event the Company is unable to fulfill its obligations to Executive pursuant to the terms hereof, to make such payments and provide such benefits to Executive in accordance with the terms of this Agreement.

ATTEST:                               NATIONAL MEDIA CORPORATION

________________________        By:   ____________________________________
(SEAL)                                Name:
                                      Title:

                                    EXHIBIT G

                                                                       EXHIBIT G

                           [FORM OF OPINION OF KHHB&E]

                                                         _________________, 1996

Positive Response Television, Inc.
14724 Ventura Boulevard
Sixth Floor
Sherman Oaks, CA   91407

Gentlemen:

                  We have acted as counsel to National Media Corporation, a Delaware corporation ("Parent"), and PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of January 17, 1996 (the "Merger Agreement"), by and among Parent, Merger Sub and Positive Response Television, Inc. ("PRTV"). The opinion contained herein is being delivered to you pursuant to Section 6.03(e) of the Merger Agreement. All capitalized terms used herein which are not specifically defined herein are intended to have the meanings ascribed thereto in the Merger Agreement.

                  In rendering our opinion, we have examined and relied upon the original or copies of the following documents: (i) the Certificates of Incorporation and the Bylaws, each as amended and/or restated, of Parent and Merger Sub; (ii) minutes and records of the corporate proceedings of Parent and Merger Sub with respect to the transactions contemplated by the Merger Agreement, including, but not limited to, the issuance and delivery of the Parent Common Stock; (iii) the executed Merger Agreement; (iv) the Registration Statement and Proxy Statement/Prospectus; (v) certificates of good standing, or their equivalent in a particular jurisdiction, of the Secretary of State or other comparable public official for each of Parent and Merger Sub; (vi) those material agreements (the "Material Agreements") of Parent listed as such in the Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and in Parent's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995; and (vii) such other documents as we have deemed necessary as a basis for the opinion hereinafter set forth. As to any facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon representations and certificates of officers of each of Parent and Merger Sub. In addition, in rendering certain of the opinions expressed herein, we have relied exclusively, with your permission, upon that certain legal opinion of even date herewith of Marshall A. Fleisher, Esquire, Vice President (Legal) and Corporate Secretary of Parent, a copy of which is attached hereto.

Positive Response Television, Inc.
__________________, 1996

                  In our examination of the foregoing documents, we have assumed: (i) the due authorization, execution and delivery by all relevant parties, other than Parent and Merger Sub, of all agreements to which Parent and/or Merger Sub is a party including, but not limited to, the Merger Agreement; (ii) the legal capacity of all natural persons; (iii) the genuineness of all signatures; and (iv) the authenticity of all documents submitted to us as originals as well as the conformity to the originals of all documents submitted to us as photostatic copies. We have further assumed the existence and good standing of each entity that is a party to the documents examined by us (other than Parent and Merger Sub) under the laws of the jurisdiction of its formation or organization and the laws of the jurisdiction under which such documents are governed and that the documents examined by us are in full force and effect and have not been amended, supplemented or otherwise modified, except where we are actually aware of any such amendment, supplement or other modification.

                  For purposes of this opinion letter, we have assumed that: (i) PRTV has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Merger Agreement; (ii) PRTV has duly authorized, executed and delivered the Merger Agreement and all other agreements and documents referred to therein to which PRTV is a party; (iii) PRTV is validly existing and in good standing in all necessary jurisdictions; (iv) the Merger Agreement and all other agreements executed in connection therewith constitute the valid and binding obligation of each party thereto, other than Parent and Merger Sub, enforceable against each of such parties in accordance with their respective terms; (v) the Merger Agreement and the transactions contemplated thereby have been duly approved in accordance with all applicable provisions of California Law by the board of directors and the stockholders of PRTV; and (vi) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Merger Agreement.

                  Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

                           1. Both Parent and Merger Sub are corporations duly
organized, validly existing and in good standing under the laws of the State of Delaware.

                           2. Both Parent and Merger Sub have the corporate
power and corporate authority under their respective Certificates of Incorporation and the Delaware Corporation Law to execute, deliver and perform each of their respective material obligations under the Merger Agreement. All corporate proceedings required to be taken by both Parent and Merger Sub to authorize Parent and Merger Sub, as the case may be, to enter into and carry out the Merger Agreement and the transactions contemplated thereby have been duly and properly taken and the Merger Agreement constitutes a valid obligation

Positive Response Television, Inc.
__________________, 1996
binding upon both Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws effecting the enforceability of creditor's rights in general (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and subject to general principles of equity and judicial construction (including, without limitation, requirements of good faith, fair dealing, conscionability and materiality), regardless of whether enforceability is considered in a proceeding in equity or at law.

                           3. Parent and Merger Sub have obtained all required
approvals and consents under the Material Agreements, applicable federal and state securities and "blue sky" laws and regulations, applicable federal anti-trust laws and regulations and Delaware Corporation Law (as hereinafter defined) to execute, deliver and consummate the transactions contemplated by the Merger Agreement and the execution, delivery and consummation of the Merger Agreement does not violate or conflict with either of Parent's or Merger Sub's Certificate of Incorporation or Bylaws, or the Delaware Corporation Law.

                           4. Upon delivery of the Parent Common Shares in
accordance with the terms of the Merger Agreement, such Parent Common Shares will be duly authorized, validly issued, fully paid and non assessable.

                  We further advise you that as counsel to Parent and Merger Sub, we reviewed and participated in the preparation of the Registration Statement and Proxy Statement/Prospectus, participated in discussions with representatives of Parent and Merger Sub, their financial adviser and accountants, and advised Parent and Merger Sub regarding their compliance with the applicable laws relating to the Registration Statement and Proxy Statement/Prospectus, including, but not limited to, the Securities Act, the Exchange Act and the applicable rules and regulations promulgated thereunder.

                  In addition, in connection with the foregoing, we conferred with officers and representatives of Parent and Merger Sub, including Parent's accountants, at which the contents of the Registration Statement and Proxy Statement/Prospectus and related matters and documents were discussed and reviewed. The limitations inherent in the review of factual and other matters included in or contemplated by the Registration Statement and Proxy Statement/Prospectus, and the character or determinations involved in such process are such, however, that we do not make any warranty or representation concerning, or assume any such responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement and Proxy Statement/Prospectus.

Positive Response Television, Inc.
__________________, 1996

                  Based upon and subject to the foregoing, nothing has come to our attention that would lead us to believe that, insofar as they relate to Parent and Merger Sub, the Registration Statement and Proxy Statement/Prospectus contained, (A) in the case of the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto were mailed to stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, and (B) in the case of the Registration Statement, when it became effective under the Securities Act and at the Effective Time, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that, with your consent, we express no belief or opinion with respect to the financial statements and other statistical and financial data included in the Registration Statement and Proxy Statement/Prospectus or the information contained therein regarding the Company). In addition, each of the Registration Statement and Proxy Statement/Prospectus appeared on its face to be appropriately responsive in all material respects to the requirements, as appropriate, of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

                  Whenever a statement herein is qualified by the phrases "to the best of our knowledge," "we are not aware," "known to us," or similar phrases, it is intended to indicate that, during the course of our representation of the Parent and Merger Sub, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys currently in this firm who have rendered legal services in connection with the representation described in this opinion letter.

                  We have not, except as specifically identified in this opinion letter, undertaken any independent investigation, review or research in connection with any matters addressed herein or to determine the accuracy or genuineness of any statement or document upon which we have relied, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation, review or research.

                  Our opinion is limited to: (i) the General Corporation Law of the State of Delaware ("Delaware Corporation Law"); (ii) Delaware contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Delaware); (iii) applicable federal and state securities and "blue sky" laws and regulations; and
(iv) applicable federal anti-trust laws and regulations, and we express no opinion with respect to the laws of any other state or jurisdiction.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion is intended only for the use of the addressees in connection with the transactions

Positive Response Television, Inc.
__________________, 1996
contemplated by the Merger Agreement and may not be used or relied upon by any other person without a prior written consent.

                                      Very truly yours,